Exhibit 10.81
Date      November 20, 2009
Signature Industries Limited (1)
McMurdo Limited (2)
Digital Angel Corporation (3)
Orolia SA (4)

Asset Sale and Purchase Agreement
relating to
certain assets of
Signature Industries Limited’s marine business
“McMurdo”

Power House, Harrison Close, Knowlhill
Milton Keynes MK5 8PA
Tel: (01908) 668555
Fax: (01908) 685085
www.kimbells.com
Ref: DIG4-5

This Agreement is dated            2009
Parties
(1)	SIGNATURE INDUSTRIES Limited, a company registered in England (registered number 2800561) whose registered office is at Tom Cribb Road, Thamesmead, London SE28 0BH (the “Seller”);

(2)	MCMURDO LIMITED, a company registered in England (registered number 6952856 whose registered office is at Silver Point, Airport Service Road, Portsmouth PO3 5PB (the “Buyer” or “McMurdo Limited”);

(3)	Digital Angel Corporation, a company incorporated under the laws of the state of Delaware, whose registered office is 490 Villaume Avenue, South St, Paul MN 55075 -2433 USA (“DC”).

(4)	OROLIA SA, a company incorporated under the laws of France, whose registered office is at 3 Avenue Du Canada, 91 974 Les Ulis cedex, France (“OROLIA”).
Agreed terms:
1	Definitions and interpretation
1.1	In this Agreement, unless the context otherwise requires, the following words will have the following meanings:

Accounting Date	31 December 2008;

Accounts
the audited financial statements of the Seller for the accounting reference period ended on the Accounting Date comprising a balance sheet, profit and loss account, notes, the directors’ and auditors’ reports;

Actual Stock Value	the aggregate value of the Stock as shown in the Completion Statement as agreed or determined in accordance with Schedule 12;

Aged Creditors List
the aged creditors list relating to the Due Creditors and the Creditors’ Sums dated and issued by the Seller to OROLIA immediately before Completion and showing the sums due to those Creditors in decreasing order of value, initialled and agreed between the Seller, the Buyer and OROLIA;

Anniversary Date	the first anniversary of the Transfer Date;

Assets	the assets of the Business agreed to be sold and purchased pursuant to this Agreement as described in clause 2.1;

Book Debts	all trade and other debts owing to the Seller on the Transfer Date in relation to the Business;

Brands	the names or code references by which products are known and which may or may not include a Logo and/or Trademark in their description;

Business
the business of the design, manufacture and sale of marine personal location beacons and complimentary maritime safety products including the Products carried on by the Seller at the Transfer Date, from the Property (other than the Retained Business);

Business Contracts
the Customer Contracts, Suppliers Contracts, IP Licences, Leasing/Hire Agreements, and all other contracts, arrangements, licences and other commitments whether conditional or unconditional and whether by deed, under hand, oral or otherwise relating to the Business entered into on or before the Transfer Date, and which remain to be performed in whole or in part at the Transfer Date, which have been entered into by or for the benefit of the Seller, or the benefit of which is held in trust for or has been assigned or subcontracted to the Seller, but excluding the Liabilities;

Business Day	any day which is not a Saturday, a Sunday or a bank or public holiday in England and Wales;

Business Information	all information, documentation, papers, books, records, know-how and techniques (whether or not confidential and in whatever form held) (if any) which exclusively relates to:

(a)  all or any part of the Business and Assets (including all books, accounts, credit reports, price lists, cost records, warranty records, work tickets, catalogues, certificates of title (including all correspondence with the patent and trade mark agents relating to any registered Business Intellectual Property and all registration certificates therefor));

(b)  any products manufactured or sold or services rendered by the Business (including formulae, designs, processes, specifications, drawings, data, manuals or instructions, plans, product descriptions, user or test reports, type approval papers or certificates, instructional and promotional material and other technical material together with any plates, blocks, negatives and similar material relating thereto);

(c) any products or processes which are or were the subject of any research or development undertaken exclusively by the Business (whether or not completed or abandoned);

(d) the operations, management, administration, or financial affairs of the Business (including all employee records and interview records); and

(e)  the sale or marketing of any of the products manufactured and/or sold or services rendered by the Business including, without limitation, all Customers and suppliers names and lists limited to the Customers and suppliers of the Business since the period of the Seller’s ownership of the Business, sales advertising and marketing information (including without limitation, targets, sales and market share statistics, market surveys and reports on research commissioned by the Seller and terms and conditions of sale or supply;

Business Intellectual Property	all Intellectual Property owned or lawfully used by the Seller exclusively in connection with the Business as carried on by the Seller as at the Transfer Date including:

(a) those items of registered Intellectual Property (and applications therefor) described in Schedule 8;

(b) the Business Information;

(c) the Business Names;

(d) the know-how and trade secrets;

(e) the Brands, design rights, Logos, patents, Trade Marks, copyright, Domain Names, the website, and email addresses; and

(f) any other confidential and proprietary knowledge and information;

(g) all the Intellectual Property Rights to the plastics, mechanics, electronics and software making up the Nav 7 Product (save for the demodulation library source code);

whether registered or not, and the right to apply for the same, and to renew or extend such rights, anywhere in the world;

Business Names	‘McMurdo’ and ‘McMurdo a division of Signature Industries’;

Buyer’s Group	the Buyer, OROLIA and all companies and undertakings which now or in the future become subsidiaries or subsidiary undertakings of the Buyer, OROLIA or of any such holding company;

CAA	the Capital Allowances Act 2001;

Chemring Stock	the items of stock-in-trade disclosed in M1.002 of the Disclosure Bundle;

Completion	completion of the sale and purchase of the Business and the Assets in accordance with clause 8;

Completion Date	(subject to clause 5) the date which is the earlier of:

(a) 5 Business Days after notice has been given in accordance with clause 5 by the relevant Party that the last unsatisfied Condition has been satisfied;

(b) 5 Business Days after OROLIA has waived the last unsatisfied Condition or Conditions in accordance with clause 5.4; or

(c) or such other date as OROLIA and the Seller may agree in writing;

Completion Statement	the completion statement prepared in accordance with the clause 4.1 and Schedule 12;

Computer System
all computer hardware and associated peripheral equipment, software, networks and technical and other documentation related thereto owned or used by the Business including all arrangements relating to the provision of maintenance and support, security, disaster recovery, facilities management, bureau and on-line services to the Business;

Conditions	the conditions precedent set out in clause 5.1;

Consideration	the total purchase price payable by the Buyer to the Seller in accordance with clause 3.1;

Creditors	all trade and other debts, accrued charges and all other amounts owing by the Seller in connection with the Business on the Transfer Date;

Creditors’ Fund	the amount representing the Creditors’ Sums;

Creditors’ Sums
the sums set out in the Aged Creditors List due by the Seller to the Creditors other than the sums owed to the Due Creditors to be paid by the Buyer after Completion out of the Creditors’ Fund to certain Creditors other than the Due Creditors;

Customers	the persons, firms or companies who or which were at or before the Transfer Date a customer or prospective customer of the Business;

Customer Contracts
those contracts, engagements or orders entered into on or prior to the Transfer Date by or on behalf of the Seller with Customers in connection with and in the ordinary course of the Business which at the Transfer Date remain to be performed in whole or in part by the Seller including those contracts listed in Schedule 5 and subject to clause 9 (Conduct of the Business prior to Completion) any further such contracts entered into after or on today’s date. For the avoidance of doubt this excludes the Kelvin Hughes Contract, the RNLI Contract and any customer and/or distribution agreement, purchase order or arrangement relating to the product sold or supplied by the Seller under the Dive Canister Contract;

Disclosure Bundle	has the meaning given in the Disclosure Letter;

Disclosure Letter	a letter dated the same date as this Agreement from the Seller to the Buyer and OROLIA;

Dive Canister Contract	the trade agreement dated 27 February 2009 between the Seller (1) and Dive Containers New Zealand Ltd (2) , a copy of which is document D21.008 of the Disclosure Bundle;

Domain Names	the domain names required for the carrying on of the Business details of which are given in Schedule 8;

Due Amount	the amount (if any) due to the Buyer being settled as defined in paragraph 2.4 of Schedule 9;

Due Creditors	any overdue insurance premium, any overdue rent and service charges relating to the Property, and the first 20 trade Creditors in value as at the Completion Date based on the Aged Creditors List;

Employees
the persons whose names are set out in Schedule 4 and subject to clause 9 (Conduct of the Business prior to Completion) any further persons who are employed by the Seller as employees in the Business on or after today’s date up to and including the Transfer Date;

Escrow Account	an interest bearing bank account in the joint names of the Seller’s Solicitors and OROLIA’s Solicitors and designated as required by the Instruction Letter;

Escrow Agents	the Seller’s Solicitors and OROLIA’s Solicitors;

Escrow Agreement	the agreement, in the agreed form, to be signed by the parties instructing and authorising the Escrow Agents to establish and operate the Escrow Account in the form set out in Schedule 9;

Excluded Assets
the following assets which are excluded from the sale to the Buyer under this Agreement: (i) the Retained Business; (ii) the Book Debts and all records relating to the same; (iii) the statutory books and books relating to the Retained Business and all of the records of the Seller relating to the Retained Business; (iv) cash in hand or at the bank and all cheques and other securities representing the same; (v) any right to use or continue to use after Completion any trade or service name or mark of the Seller or any member of the Seller’s Group other than the Business Names; (vi) the Property; (vii) the intellectual property associated with Sarbe ‘stubby’ antenna McMurdo Pt No. 83-200A; (viii) the intellectual property associated with the Sarbe PELS remote antenna Pt No. 33806-1-6; ; (ix) all assets, property rights and other interests of the Seller other than the Assets; (x) all corporation tax repayments, withholding tax refunds, VAT refunds due from HM Revenue & Customs; (xi) the VAT Records; (xii) the Creditors; (xiii) the RNLI Contract; (xiv) the Kelvin Hughes Contract; (xv) the Dive Canister Contract; (xvi) all properties, any leases or subleases of Properties or rights in any real properties of the Seller; (xvii) all shares or securities held in by the Seller in the capital of any company or undertaking including Keyswitch Varley Limited, Sarbe Limited, and McMurdo Limited; (xviii) the Seller’s Scheme and (xix) all Leasing/Hire agreements other than the Vehicle Leases and (xx) all employees’ benefits of the Retained Business and which are not capable of being transferred under this Agreement and (xxi) all assets relating to NAV5, NAV5+, NAV6, NAV DUAL, NAV6 plus, NAV6A plus and NAV6 Repeater products and (xxii) the Nav 7 demodulation library source code;

General Retention	the sum of US$1,000,000 further referred to in Clause 3.2.2;

Goodwill
the goodwill custom interest and connection of the Seller in and concerning the Business together with the exclusive right for the Buyer and its successors and assigns to carry on the Business under the Business Names (and all other names associated with the Business) and respectively to represent themselves as carrying on the Business in succession to the Seller;

Guaranteed Agreements	has the meaning given in clause 21.1;

Initial Consideration	has the meaning ascribed to it in clause 3.2.1;

Initial Stock Value	the net book value of the Stock agreed between the Seller and OROLIA as being £1,300,000 ;

Insolvency Event
(a) the passing of a resolution for the liquidation of the party other than a solvent liquidation for the purpose of the reconstruction or amalgamation of all or part of the Seller’s Group or the Buyer’s Group (the structure of which has been previously approved by the other party in writing) in which a new company assumes (and is capable of assuming) all the obligations of the party; or

(b) the presentation at court by any competent person of a petition for the winding up of the Seller or the Buyer and which has not been withdrawn or dismissed within fourteen days of such presentation; or

(d) the issue at court by any competent person of a notice of intention to appoint an administrator to the Seller or the Buyer, a notice of appointment of an administrator to the Seller or the Buyer or an application for an administration order in respect of the Seller or the Buyer; or

(e) any step is taken by any person to appoint a receiver, administrative receiver or manager in respect of the whole or a substantial part of the assets or undertaking of the Seller or the Buyer; or

(f) a non frivolous statutory demand outstanding against the Seller or the Seller or the Buyer being unable to pay its debts as they fall due for the purposes of section 123 of the Insolvency Act 1986

Instruction Letter	the letter from the Seller and the Buyer to the Seller’s Solicitors and OROLIA’s Solicitors relating to the Retention in the form agreed as set out in Part 2 of Schedule 9;

Intellectual Property
patents, right to invention, know-how, goodwill, registered and unregistered trademarks and service marks, domain names, registered designs, design rights, utility models, copyright (including all such rights in computer software, information and any databases), Logos, Brands, database rights, moral rights and topography rights, trade secret and other similar confidential information, rights in the nature of unfair competition rights and right to sue for passing off and any other similar intellectual proprietary knowledge or information or commercial right (in each case whether or not registered or registrable for the full period thereof and all extensions and renewals thereof), applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world and any similar rights situated in any country;

IP Licences
any licences, authorisations and permissions in any form whatsoever whether express or implied, written or unwritten (a) pertaining to the use, enjoyment and exploitation by the Seller of any Business Intellectual Property in connection with the Business as carried on at the Transfer Date;

Kelvin Hughes Contract	the development and supply agreement dated 30 December 2005 between the Seller (1) and Kelvin Hughes (2) , a copy of which is document D21.004 of the Disclosure Bundle;

Lease	a lease of the Property dated 25 February 2008 made between Chemring Group plc and Signature Industries Limited together with any documents ancillary or supplemental to it.

Leasing/Hire Agreements
those leasing and hire agreements entered into on or prior to the Transfer Date by or on behalf of the Seller for the lease or hire of equipment exclusively in connection with and in the ordinary course of the Business which at the Transfer Date remain to be performed in whole or in part being those contracts listed in Part 2 of Schedule 11;

Legal Opinion	the legal opinion in agreed form given in relation to DC or OROLIA (as appropriate) entering into this Agreement;

Liabilities
all liabilities relating directly or indirectly to the Retained Business and the Excluded Assets, the Seller’s Schemes and all other liabilities or obligations relating to the Business or Assets and outstanding on, or accrued or referable to the period up to and including, the Transfer Date or arising by virtue of the sale and purchase recorded by this Agreement, including any and all liabilities in respect of Taxation attributable to the Seller in respect of the Business or the Assets relating to the period ending on the Transfer Date and all bank and other overdrafts and loans owing by the Seller other than those specified to be transferred in this Agreement or any of the Transaction Documents;

Licence to Occupy	the licence to occupy the Property between the Seller and the Buyer in the agreed form as set out in Schedule 13 to be entered into between the Seller (1) and the Buyer (2) on Completion;

Logos	the logos used in connection with the Business excluding all and any owned or used by the Seller in connection with the Retained Business;

Long Stop Date	18 December 2009 (or such other date the Seller and OROLIA may agree in writing);

Management Accounts	unaudited profit and loss account and balance sheet for the Business as at and for the period to August 2009, a copy of which is in the Disclosure Bundle;

Mandate Letters	the letters of instruction from the Seller’s Solicitors and OROLIA’s Solicitors in the agreed form;

McMurdo Limited or the “Buyer”
a dormant company being a wholly owned subsidiary of the Seller, incorporated on 6 July 2009 under Company Number 6952856 by the Seller for the purpose of selling that company to OROLIA immediately prior to the Completion Date of this Agreement, in accordance with the terms of McMurdo Ltd Sale and Purchase Agreement referred to in Schedule 14;

McMurdo Ltd Sale and Purchase Agreement	the agreement to be entered into by the Parties as set forth in Schedule 14 for the acquisition by OROLIA of the entire issued share capital of McMurdo Limited;

Nav 5 Stock	all stock relating to NAV5 and NAV5+ products

Nav 6 Stock	all stock relating to NAV6+, NAV Dual, NAV6 plus, NAV6A plus and NAV6 Repeater products

OROLIA’s Confidential Information	has the meaning as ascribed to it in clause 19.1;

OROLIA’s Solicitors	Pritchard Englefield Solicitors, 14 New Street, London EC2M 4HE;

Parties	the parties to this Agreement (and Party means any of them depending on the context);

Patent Assignment	the patent assignment in the agreed form to be entered into between the Seller (1) and the Buyer (2);

Plant
fixed or moveable fixtures and fittings, plant, equipment, hardware items of office equipment and Computer System used at the Property , machinery wherever situate, including tools (including to the extent owned by the Seller the tools relating to MOB Guardian products sold under the RNLI Contract disclosed in the Disclosure Letter) and jigs in the possession of suppliers, belonging to the Seller and used exclusively in connection with the Business including those listed in Schedule 10 and the offsite tooling disclosed in the Disclosure Letter, and subject to Clause 9 (Conduct of Business Prior to Completion) together with any other such items acquired by the Seller after today’s date but before Completion for use exclusively in connection with the Business and less any items on such list which are disposed of by the Seller after today’s date but before Completion;

Post Exchange Breach	has the meaning given in clause 10.6;

Products	the products listed at Schedule 7;

Property	the property known as Silver Point, Airport Service Road, Portsmouth PO3 5PB and any part or parts thereof as further demised and described in the Lease;

Relevant Claim
any claim by the Buyer for breach of or liability under any of the representations, undertakings, agreements, covenants, warranties (including the Warranties) and indemnities made against the Seller or DC under or pursuant to this Agreement and any Transaction Documents save for the Seller’s obligations to pay for the services set out in Transitional Service Agreement unless any such monies remain outstanding from the Seller to the Buyer under the Transitional Services Agreement immediately before the Anniversary Date;

Request Letter	the letter from the Escrow Agent to the relevant bank relating to the Retention in the form agreed as set out in Part 2 of Schedule 9;

Retained Business
any businesses including without limitation all the assets, contracts and any other property and rights in connection with such businesses (other than the Business and Assets) carried on or previously carried on by the Seller including any arrangements of the Seller between the Business and the Seller’s other businesses and including the business relating to the Nav 5 and 6 series products;

Retention	the General Retention in accordance with clause 3.2.2;

RNLI Contract	the manufacturing and marketing licensing agreement for the MOB Guardian dated 16 November 2007 between the Seller (1) and RNLI (2) , corresponding to document J3.000 of the Disclosure Bundle;

Schedule of Apportionments	the schedule of apportionments pursuant to clause 15.12;

Seller’s Solicitors	Kimbells LLP, Power House, Harrison Close, Knowlhill, Milton Keynes MK5 8PA;

Seller’s Solicitors Account	National Westminster Bank plc Solicitors Corporate Service Team, PO Box 333, Silbury House ,300 Silbury Boulevard, Milton Keynes MK9 2ZF Sort Code: 60-14-55 Client Account: 60546085;

Security Interest
any encumbrance, mortgage, charge (fixed or floating), assignment for the purpose of security, pledge, lien, right of set-off, security interest (including any created by law), retention of title or hypothecation for the purpose, or which has the effect, of granting security interest of any kind whatsoever and any agreement or arrangement, whether conditional or otherwise, to create any of the foregoing (including any right to acquire, option or right of pre-emption);

Seller’s Confidential Information	has the meaning ascribed to it in clause 19.1;

Seller’s Group	the Seller, its holding company and all companies and undertakings which now or in the future become subsidiaries or subsidiary undertakings of the Seller or of any such holding company;

Seller’s Scheme(s)
all agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on retirement for the benefit of any Employee or Other Employee (as defined in Clause 13.2.1) of the Seller or for the benefit of the dependants of such any person including the Prudential Money Purchase Master Plan and the Prudential Stakeholder Plan;

Solicitors	OROLIA’s Solicitors and the Seller’s Solicitors;

Special Provisions Order	the VAT (Special Provisions) Order 1995 SI 1995/1268;

Stock
the stock-in-trade exclusively relating to the Business at the Transfer Date including (without limitation) raw materials, goods and other assets purchased for resale, stores, component parts, work in progress, together with finished products, packaging and promotional material owed by the Seller, all exclusively relating to the Business but for the avoidance of doubt, excluding , the Chemring Stock, the Nav 5 Stock and the Nav 6 Stock and stock relating to the C1 SVDR Capsule product;

Supplier Contracts
those contracts, engagements or orders entered into on or prior to the Transfer Date by or on behalf of the Seller for the supply or sale of goods or services to the Seller exclusively in connection with and in the ordinary course of the Business which at the Transfer Date remain to be performed in whole or in part including those contracts listed in Schedule 7 but excluding any liabilities thereunder (other than the Creditors’ Sums) and excluding any supplier contracts relating to the Excluded Assets and the Retained Business;

Tax or Taxation	all taxes, levies, duties, imposts, charges, contributions and withholdings of any nature whatsoever or wheresoever imposed and all penalties, fines, charges, surcharges and interest relating thereto;

Trade Mark
the registered or unregistered trade marks used in connection with the Business including those listed in Schedule 8 together with all trade or service mark applications or registered trade or service marks, registered protected designations of origin, registered protected geographic origins, refilings, renewals or reissue thereof, unregistered trade or service marks, get up and company names in each case with any and all associated goodwill and all rights or forms of protection of a similar or analogous nature including rights which protect goodwill whether arising or granted under the law of England or of any other jurisdiction;

Trade Mark Assignment	the “McMurdo” trade mark assignment in the agreed form to be entered into between the Seller (1) and the Buyer (2) on Completion;

Transaction Documents
Disclosure Letter, Transitional Services Agreement, McMurdo Ltd Share Purchase Agreement, Trade Mark Assignment, Licence to Occupy, Patent Assignment, Escrow Agreement and any other documents ancillary to this Agreement;

Transfer Date	the close of business on the Completion Date;

Transitional Services Agreement	an agreement in respect of certain transitional services between the Seller and the Buyer to be entered into on Completion;

TULRA	the Trade Union and Labour Relations (Consolidation) Act 1992;

TUPE	the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) (and, where the context so requires, the Transfer of Undertakings (Protection of Employment) Regulations 1981;

VAT	Value Added Tax or any equivalent tax outside of the United Kingdom;

VATA	Valued Added Tax Act 1994;

Vehicle Leases	the vehicle leases listed in Part 1 of Schedule 11;

Warranties	the warranties set out in clause 10.1 and Schedule 2;

Warranty Claim	a claim for a breach of Warranty.
1.2	In this Agreement, unless the context requires otherwise:
1.2.1
save as otherwise provided in the Agreement, words and expressions used in this Agreement that are defined in the provisions of the Companies Act 2006 or the Insolvency Act 1986 in force at the date of this Agreement shall be read as having those meanings;

1.2.2	a document in the agreed form is a document which has been agreed by the parties before today’s date and which has been initialled by them or on their behalf for identification;

1.2.3
references to a Clause or Schedule are to a clause of or a schedule to this Agreement; references to this Agreement include its schedules; and references in a Schedule to a paragraph are to a paragraph of that Schedule;

1.2.4	all words and terms defined in a Schedule have the same meaning when used elsewhere in this Agreement;

1.2.5	references to this Agreement or any other document are to this Agreement or that document as amended from time to time;

1.2.6
the singular includes the plural and vice versa; references to any gender include every gender, and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

1.2.7	all headings and subheadings are for convenience, have no legal effect and should be ignored in the interpretation of this Agreement;

1.2.8	the words other, otherwise, including and in particular or any similar expression do not limit the generality of any preceding words;

1.2.9
any obligation not to do anything is deemed to include an obligation not to suffer, permit or cause that thing to be done if it is within the power of the relevant person to prevent that thing being done;

1.2.10
agreements includes any agreement, arrangement, contract, commitment, scheme or understanding (whether or not made in writing) whether legally binding or not and references to being party to an agreement will be construed accordingly;

1.2.11	enactment means any statute or statutory provision (of the United Kingdom or elsewhere) and any subordinate legislation made under any statute or statutory provision;

1.2.12	a reference to any enactment includes a reference to:
(a)	any enactment which that enactment has directly or indirectly replaced (with or without modification); and

(b)	that enactment as re-enacted, replaced or modified at any time except to the extent that the liability of any party would be increased or extended as a result.

1.2.13
subsidiary and holding company have the meanings given to them by section 1159 Companies Act 2006 and subsidiary undertaking and parent undertaking will have the meanings given to them by section 1162 Companies Act 2006; and

1.2.14
any reference to “persons” shall include references to natural persons, firms corporations or unincorporated associations or, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality, and shall include such person’s successor;

1.2.15
a reference to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established and a “body corporate” shall be construed so as to include any company, corporation or other body corporate and limited liability partnership wherever and howsoever incorporated or established;

1.2.16
any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, person or any other legal concept shall, in respect of any other jurisdiction, be treated as including that which in its nature and effect most nearly approximates in that jurisdiction to the English legal term;

1.2.17
any amount expressed in US Dollars (US$) or pounds sterling (£) shall, to the extent that it requires in whole or in part to be expressed in any other currency in order to give due effect to this Agreement, be deemed for that purpose to have been converted into the relevant currency immediately before the close of business on Completion (or, if that is not a Business Day, the Business Day immediately preceding such day). Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be National Westminster Bank plc’s mid-point spot rate for the purchase of that currency with dollars or sterling (as applicable) at the time of the deemed conversion; and

1.2.18
where it is necessary to determine whether a monetary limit or threshold set out in paragraph 4 of Schedule 3 (or any other threshold or limit in this Agreement and/or any Transaction Documents (if any)) has been reached or exceeded and the value of the Relevant Claim is expressed in a currency other than pound sterling (£), the value of that Relevant Claim shall be translated into pound sterling at the closing mid-point spot rate applicable to that amount of that non-sterling currency at close of business in London on the date of receipt by the Seller of written notification from the Purchaser (in accordance with the relevant provisions of this Agreement) of the existence of such claim (or, if such day is not a Business Day, on the Business Day immediately preceding such day) and subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be National Westminster Bank plc’s mid-point spot rate for the purchase of that currency with sterling on the next following day.

1.2.19
Any reference to an indemnity shall be construed as an undertaking by one party to the other to fully indemnify and keep fully indemnified the relevant party against all losses, liabilities (including liabilities to Tax), damages, costs, actions, awards, penalties, fines, proceedings, claims, demands and reasonable and proper legal and professional fees and expenses arising directly out of the breach and the word indemnify shall be construed accordingly.

2	Agreement to Sell and Purchase
2.1
Subject to clause 5, with effect from the Transfer Date the Seller will sell and the Buyer relying on the Warranties and clause 22, will purchase the Business as a going concern together with the following assets:

2.1.1	the Goodwill;

2.1.2	the Plant;

2.1.3	the Stock;

2.1.4	the benefit (subject to the burden) of the Business Contracts;

2.1.5	the Business Intellectual Property (excluding the Business Information (see below));

2.1.6	the Business Information; and

2.1.7
all the Seller’s rights against third parties including all rights under any of the warranties, conditions, guarantees or indemnities or under the Sale of Goods Act 1979 exclusively relating to any of the Assets and the benefit of all sums to which the Seller is entitled from third parties or insurers in respect of damage to those Assets listed in clauses 2.1.1 to 2.1.6 (inclusive);

but for the avoidance of doubt, excluding the Excluded Assets.

2.2	The Seller will sell the Business and the Assets to the Buyer with full title guarantee free from all Security Interests.

2.3	Title to and beneficial ownership of each of the Assets will pass to the Buyer on Completion.

2.4
Nothing in this Agreement shall pass to OROLIA or the Buyer, or shall be construed as acceptance by OROLIA or the Buyer, of any liability, debt or other obligation of the Seller, other than as expressly set out in this Agreement.

2.5	The Seller shall indemnify OROLIA and the Buyer in relation to:-
2.5.1	the Liabilities which are attributable to the period up to and including the Transfer Date;

2.5.2	all outstanding charges and other security interests relating to any Assets and subsisting at Completion;

2.5.3	all supplier accounts relating to any of the Assets acquired by or any service supplied to the Business, whether such accounts are rendered before or after Completion.
3	Consideration
3.1
The consideration (“the Consideration”) for the sale and purchase of the Business Assets shall be USD 10,000,000 (ten million US dollars) as adjusted in accordance with clause 3.4, clause 4 and Schedules 9 and 12.

3.2	The Consideration will be paid by the Buyer as follows:
3.2.1	USD 9,000,000 (“Initial Consideration”) will be paid in cash on Completion to the Seller in accordance with clause 8.1.5(h); and

3.2.2	USD 1, 000,000 (“General Retention”) will be paid in cash on Completion into the Escrow Account in accordance with clause 8.1.5(i).
3.3
The provisions of Schedule 9 apply to the Retention once it has been deposited in the Escrow Account. The Buyer and the Seller shall instruct the Escrow Agents to open the Escrow Account using the Escrow Agreement in the agreed form as set forth in Schedule 9.

3.4
On Completion, the Buyer shall retain the Creditors’ Sums and USD250,000 as a contribution towards the cost of developing new intellectual property and the Initial Consideration shall be adjusted accordingly.

3.5	The Consideration shall (subject as aforesaid, to clauses 3.4 and 4 and Schedules 9 and 12) be apportioned between the Assets in the manner set out in Schedule 1.

3.6
The apportionment of Consideration referred to in Schedule 1 is given for the sake of convenience only and the Seller agrees that OROLIA and/or the Buyer’s remedies shall not in any way be limited or affected by the amount apportioned to any particular Business Asset or category of Assets.

3.7	All sums payable by the Buyer are stated exclusive of VAT which shall (if applicable) be payable in addition to such sums on the presentation by the Seller of the relevant VAT invoices.

4	Adjustment to the Initial Stock Value
4.1	OROLIA, the Buyer and the Seller will ensure that the Completion Statement is prepared in accordance with Schedule 12.

4.2	If the Actual Stock Value:
4.2.1	is equal to the Initial Stock Value there shall be no adjustment of the Initial Consideration;

4.2.2
is less than the Initial Stock Value the Initial Consideration will be reduced by an amount equal to the deficiency, provided always that the Seller shall not be required pursuant to this clause to repay an amount which is more than Initial Stock Value; or

4.2.3	is more than the Initial Stock Value the Buyer will pay to the Seller an additional amount of consideration, such amount being equal to the excess.
4.3	Any payment required to be made under clause 4.2 will be made in cleared funds by electronic funds transfer on Completion or on determination if later in accordance with Schedule 12.
5	Conditions Precedent
5.1	Subject to clause 5, completion of the sale and purchase of the Business under this Agreement is subject to the Seller satisfying each of the following Conditions:
5.1.1	the Buyer receiving to its satisfaction, evidence of the release of all charges over the Business and Assets in accordance with clause 8.1.4(g);

5.1.2	the Buyer receiving the Trade Mark Assignment duly executed by the Seller;

5.1.3	the Buyer receiving the Patent Assignment duly executed by the Seller;

5.1.4	the Schedule of Condition as set out in the Licence to Occupy, duly agreed between the Seller and OROLIA;

5.1.5	the Buyer receiving the Transitional Services Agreement duly executed by the Seller;

5.1.6	the Buyer receiving the ISO 9001:2008 certificate pursuant to the quality audit performed in July 2009 in relation to the Business conditional on Completion taking place);

5.1.7	the Buyer receiving (conditional on Completion taking place) the Qinetiq ‘Module B’ certificate (in the form shown at document R1.013-R1.025 of the Disclosure Bundle);

5.1.8	the Buyer receiving (conditional on Completion taking place) the Qinetiq ‘Module D’ certificate (in the form shown at document R1.087 of the Disclosure Bundle);

5.1.9	the Buyer receiving the (conditional on Completion taking place) the COSPAS SARSAT type approval certificates (in the form shown at R1.064-R1.068 of the Disclosure Bundle);

5.1.10
the Buyer receiving the consent of Davis Instruments Corp to the assignment (conditional on Completion taking place) of the Distribution Agreement dated 12 December 2002 between the Seller (1) and Davis Instruments Corp (2) (document D.11.001 of the Disclosure Bundle) in accordance with the terms of such agreement or in such other manner or form as the Seller, OROLIA and the Buyer may agree;

5.1.11
the Buyer receiving the consent of Simrad Limited (under its current identity) to the assignment (conditional on Completion taking place) of the Commercial Agreement dated 10 July 2006 between McMurdo Ltd and Simrad Limited (document D7.002 of the Disclosure Bundle) novated to the Seller pursuant to the Deed of Novation dated 28 March 2007 (Document D7.002.2 of the Disclosure Bundle) in accordance with the terms of such agreement or in such other manner or form as the Seller, OROLIA and the Buyer may agree;

5.1.12
the Buyer receiving the consent of Simrad Limited (under its current identity) to the assignment (conditional on Completion taking place) of the Commercial Agreement dated 7 February 2003 between McMurdo Ltd and Simrad Limited (document D21.001.1 of the Disclosure Bundle) novated to the Seller pursuant to the Deed of Novation dated 28 March 2007 (Document D21.001.2 of the Disclosure Bundle) in accordance with the terms of such agreement or in such other manner or form as the Seller, OROLIA and the Buyer may agree;

5.1.13	the Buyer receiving satisfactory evidence of ownership for the recordal by the Seller of the US FastFind trademark;

5.1.14	the Buyer receiving satisfactory evidence from the Seller that the Seller has removed all Chemring Stock from the Property; and

5.1.15
the Buyer receiving confirmation in writing by the Seller and Jeremy Harrison that the Seller and Jeremy Harrison have reached an agreement that the Seller will after Completion pay to Jeremy Harrison any bonus, commission or any sum due under any incentive scheme agreed for Jeremy Harrison for fiscal year 2009 and that he will have no stock option rights in DC.

5.2
The Seller and the Buyer shall respectively use all reasonable endeavours to ensure the satisfaction of all the Conditions as soon as possible so far as lies within their respective power so to do and OROLIA shall use all reasonable endeavours to co-operate and assist the Seller and the Buyer to ensure the satisfaction of all of the Conditions. Each Party shall give notice in writing to the other Parties of the satisfaction of the relevant Conditions within two Business Days of becoming aware of the same.

5.3
All costs and expenses relating to obtaining the consents or approvals or other matters referred to in clauses 5.1 will be borne by the Seller and the Seller shall indemnify each of the Buyer and OROLIA against any such costs and expenses.

5.4	OROLIA may waive in writing all or any of the Conditions set out in clause 5.1.

5.5
Without prejudice to clauses 5.2 and 6.2 (in so far as it relates to clause 5.2), if all the Conditions are not satisfied to the reasonable satisfaction of OROLIA or waived in accordance with clause 5.4 on or before 4 December 2009 or such other date as the Seller and OROLIA in their absolute discretion may agree in writing that this Agreement (save for clauses 19 (Confidentiality) 23 (Announcements and Publicity), 24 (Notices), clause 33.3 and clause 34 which shall remain in force) shall become null and void and no party shall be entitled to make a claim against any other party in connection with this Agreement save for any claim which arises in respect of such clauses.

5.6	The Buyer shall not be entitled to waive or vary any conditions or terms of this Agreement (including those set out in clause 8.1) without the prior written consent of OROLIA.
6	Break-up fee
6.1
If all the Conditions are satisfied in accordance with Clause 5.1 and OROLIA fails to complete the purchase of the Business and the Assets under clause 8 on the Completion Date or rescinds or terminates this Agreement (other than where it properly rescinds or terminates this Agreement in accordance with its terms or the Seller is subject to an Insolvency Event) then OROLIA shall pay promptly and in any event within 30 Business Days of a notice in writing issued by the Seller to OROLIA, to the Seller a break-up fee of USD 500,000.00 and this Agreement (save for clause 5.5, this clause 6, clause 19 (Confidentiality), clause 22 (DC Guarantee), clause 33.3 and clause 34 which shall remain in force) shall become null and void and no Party shall be entitled to make a claim against any other party in connection with this Agreement save for any claim which arises in respect of clauses 5.5, 6, 19, 22 (DC Guarantee).

6.2
If all the Conditions are not satisfied or waived in accordance with clause 5.4 on or before 4 December 2009 or such other date as the Seller and OROLIA in their absolute discretion may agree in writing or OROLIA terminates the Agreement pursuant to clause 11.1.2, neither the Seller nor OROLIA shall be entitled to any break-up fee. However if under clause 5.2 the Seller and the Buyer fail respectively to use all reasonable endeavours to ensure the satisfaction of all the Conditions in accordance with that clause, then the Seller or DC shall promptly and in any event within 30 Business Days of a notice in writing issued by OROLIA to the Seller, pay to OROLIA a break-up fee of USD 500,000.00 and this Agreement (save for clause 5.5, this clause 6, clause 19 (Confidentiality) and clause 22 (DC Guarantee), clause 33.3 and clause 34 which shall remain in force) shall become null and void and no Party shall be entitled to make a claim against any other party in connection with this Agreement save for any claim which arises in respect of clause 5.5, 6, 19, 22 (DC Guarantee).

6.3
If all the Conditions are satisfied and the Seller or the Buyer (provided that the Buyer is still wholly under the Seller’s control) fails to complete the sale of the Business and the Assets under clause 8 on the Completion Date or rescinds or terminates this Agreement (other than where they properly rescind or terminate this Agreement in accordance with this Agreement) then the Seller or DC shall promptly and in any event within 30 Business Days of a notice in writing issued by OROLIA to the Seller, pay to OROLIA a break-up fee of USD 500,000.00 and this Agreement (save for clause 5.5, this clause 6, clause 11,clause 23, clause 33.3 and clause 34 which shall remain in force) shall become null and void and no Party shall be entitled to make a claim against any other party in connection with this Agreement save for any claim which arises in respect of clause 5.5, 6, 19 and 22.

7	Exchange
7.1	Exchange will take place at the offices of the Seller’s Solicitors on today’s date (or such other place as the parties may agree), when the following will take place:
7.1.1	the Seller will deliver, or procure delivery, to OROLIA of:
(a)	the Seller obtaining and providing to the Buyer all licences, consents and approvals required from Laurus;

(b)	the Disclosure Letter;

(c)
a certified copy of an extract from the minutes of a meeting of the directors of the Seller and DC in the agreed form authorising the execution by such party of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement and appointing the relevant signatory or signatories to sign the same;

(d)
a certified copy of the minutes of a meeting of the directors of the Buyer in the agreed form authorising the execution by the Buyer of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement and appointing the relevant signatory or signatories to sign the same; and

(e)	the Legal Opinion in relation to DC duly given by the relevant lawyers;
7.1.2	against compliance by the Seller with its obligations under clause 7.1.1 OROLIA will deliver, or procure delivery, to the Seller of:
(a)
a certified copy of the minutes of a meeting of the directors of OROLIA in the agreed form authorising the execution by OROLIA of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement and appointing the relevant signatory or signatories to sign the same;

(b)	a duly countersigned copy of the Disclosure Letter by OROLIA and the Buyer;

(c)	the Legal Opinion in relation to OROLIA duly given by the relevant lawyers; and

(d)	written evidence to the reasonable satisfaction of the Seller that the Buyer will be able to fund the payments this Agreement requires it is to make on Completion.

7.1.3	The parties will deliver, or procure delivery to each other of all other documents required to be in agreed form pursuant to this Agreement. For the avoidance of doubt, these are as follows:-
(a)	the Licence to Occupy;

(b)	the Escrow Agreement;

(c)	the McMurdo Ltd Sale and Purchase Agreement;

(d)	the Trade Mark Assignment; and

(e)	the Patent Assignment.
8	Completion
8.1	Subject to clause 5, Completion will take place at the offices of the Seller’s Solicitors on the Completion Date (or such other place as the parties may agree), when the following will take place:
8.1.1
the Seller will sell and OROLIA will acquire the entire issued share capital of McMurdo Limited (relying on the Warranties and the warranties set out in the McMurdo Ltd Sale and Purchase Agreement) for a consideration of £1 according to the McMurdo Ltd Share Purchase Agreement as attached to Schedule 14. The Seller hereby procures that the board of directors of the Buyer will consent to the transfer of the entire issued share capital of the Buyer to OROLIA;

8.1.2
the Seller will deliver, or procure delivery to OROLIA of duly executed share transfers, written resignations and releases of the relevant officers of the Buyer, share certificates, statutory books, or other documents of title and all other documents effecting or ancillary to the transfer of the entire issued share capital of the Buyer to OROLIA as further set out in and pursuant to the terms of the McMurdo Ltd Share Purchase Agreement;

8.1.3	the Seller shall instruct the Seller’s solicitors to pay the Due Creditors in accordance with clause 16.5;

8.1.4	the Seller will deliver, or procure delivery, (in the case of items (a) to (f) below at the Property) to the Buyer of:
(a)	all the Assets capable of passing by delivery (and title to those assets will pass by delivery);

(b)	all documents of title and certificates it may hold exclusively relating to the lawful operation and use of, and all service documents pertaining to the Plant, and the Stock;

(c)	all documents, information and requirements set out in Clause 5.1;

(d)	the Aged Creditors List duly initialled by the Seller;

(e)
all documents of title, certificates, deeds, licences, agreements and other documents it may hold exclusively relating to the Business Intellectual Property (including any correspondence with the patent and trade mark agents relating to any registered Business Intellectual Property and all registration certificates therefor) and all manuals, drawings, plans, documents and other materials and media it may hold on which the Business Information is exclusively recorded;

(f)	the Business Contracts to the extent they are written;

(g)
the duly executed discharge for all outstanding mortgages, charges, pledges, securities and guarantees affecting the Business and Assets (including MG04 forms duly sworn with reference to the partial releases of the same and the following consents, authorisations, letters of non crystallisation or similar clearances being granted in terms satisfactory to OROLIA acting reasonably;

(h)	the McMurdo Ltd Sale and Purchase Agreement duly executed by the Seller;

(i)	the Licence to Occupy duly executed by the Seller;

(j)	the Trade Mark Assignment duly executed by the Seller;

(k)	the Transitional Services Agreement duly signed by the Seller;

(l)	the Patent Assignment duly executed by the Seller; and

(m)	the Escrow Agreement duly executed by the Seller.
8.1.5	against compliance by the Seller with its obligations under clauses 8.1.1 to 8.1.4 the Buyer will deliver, or procure delivery, to the Seller of:
(a)	the Aged Creditors List duly signed by the Buyer and OROLIA;

(b)	the McMurdo Ltd Sale and Purchase Agreement duly executed by the OROLIA;

(c)	the Licence to Occupy duly executed by the Buyer;

(d)	the Trade Mark Assignment duly executed by the Buyer;

(e)	the Transitional Services Agreement duly signed by the Buyer;

(f)	Patent Assignment duly executed by the Buyer;

(g)	the Escrow Agreement executed by the Buyer;

(h)
pay the Initial Consideration by electronic transfer to the Seller’s Solicitors’ Account and the Seller’s Solicitors are hereby authorised to receive the same and whose receipt will be an absolute discharge of the Buyer;

(i)	pay the Retention by electronic transfer to the Escrow Account; and

(j)	written confirmation from OROLIA pursuant to clause 8.2.
8.2
The Buyer shall not be entitled to complete this Agreement without the consent of OROLIA provided always OROLIA shall not withhold or delay in giving such consent where the provisions of clauses 8.1.1 to 8.1.4 have been satisfied.

8.3
Neither OROLIA nor the Buyer will be obliged to complete the purchase of any of the Assets unless the purchase of all the Assets is completed in accordance with this Agreement. Neither OROLIA nor the Buyer will be obliged to complete if the Seller or DC has suffered an Insolvency Event which is continuing.

8.4	At Completion the Seller and the Buyer shall sign the Escrow Agreement and the Instruction Letters and procure that the Escrow Agents sign the Request Letter.

8.5	OROLIA may, acting reasonably, waive any requirement contained in clauses 8.1.1 to 8.1.4. The Seller may, acting reasonably, waive any requirement contained in clause 8.1.5.

8.6
If any of the provisions or obligations set out in clause 8.1 are not fully complied with on the Completion Date by OROLIA or the Seller (as the case may be) (the “Party in Default”) the Party to whom the relevant obligation is owed may, on one or more occasions, by written notice to the Party in Default:

8.6.1
defer Completion to a date not more than 10 Business Days following the intended Completion Date or the next following intended Completion Date if Completion has already been deferred under this Clause (and the provisions of clause 8 apart from this clause 8.6 will apply to the deferred Completion) provided always it shall not be deferred past the Long Stop Date; or

8.6.2	proceed to Completion so far as practicable (without prejudice to its rights under this Agreement); or

8.6.3	rescind this Agreement.
8.7
If this Agreement is rescinded pursuant to clause 8.6, it shall become null and void (save for clauses 19 (Confidentiality) 22 (DC Guarantee), 23 (Announcement and Publicity), 24 (Notices) and 34 (Applicable law and Jurisdiction etc...) which shall remain in force) and no Party shall be entitled to make a claim against any other party in connection with this Agreement save for any claim which arises in respect of such clauses.

9	Conduct of Business prior to Completion
9.1	Pending the Transfer Date, ownership of the Assets shall be retained by and risk in the Assets shall remain with the Seller.

9.2	Subject to the provisions of clause 9.3, the Seller shall continue to carry on the Business for its own benefit and at its own risk up to the Transfer Date.

9.3
Save in circumstances where in the Seller’s reasonable opinion a failure to take or make the relevant act or omission may prejudice the interests of any company in the Seller’s group, the Seller undertakes to OROLIA that pending the Completion Date unless it has obtained the prior written consent of OROLIA to the contrary (such consent not to be unreasonably withheld or delayed):

9.3.1	the Buyer will not enter into any commitment whatsoever or commence trading;

9.3.2
the Business will in all material respects continue to be carried on in the same manner as it is presently carried on as regards the nature, scope and manner of conducting it and so as to maintain it as a going concern;

9.3.3
the Seller will not enter into a long term contract (being a contract which cannot be terminated by the Seller on less than 3 months notice) or a contract with an aggregate contract value of more than £50,000 in relation to the Business or any onerous or unusual agreements or obligations;

9.3.4	the Seller will not engage any person as an employee of the Business other than the Employees;

9.3.5
the Seller will not create, issue or grant or agree to create, issue or grant any Security Interest over any of the Assets unless, the Assets will be released from such Security Interest on or prior to the Completion;

9.3.6	there shall be no merger or amalgamation of the Business with any other company or business;

9.3.7	the Seller shall not (and shall procure that no member of the Seller’s Group) directly or indirectly acquire any business which is competitive with any business carried on by the Business;

9.3.8	no scheme of arrangement will be entered into in relation to the Seller or the Buyer;

9.3.9	there shall be no change to the corporate and/or trading names currently used by the Seller or the Buyer;

9.3.10	no resolution for the cessation of business or the winding-up of the Seller or the Buyer shall be proposed, made or take place except in the event of the insolvency of the Seller;

9.3.11	the Seller will not directly request or procure the appointment of a receiver or an administrative receiver of the whole or any part of the Assets;

9.3.12	the Seller will not commence any legal or arbitration proceedings (other than routine debt collection) in relation to the Business;

9.3.13
neither the Seller nor the Buyer will sell or dispose of any part of the Business or the Assets or other assets or property of the Business to any third party other than any such assets or goods intended to be sold in the ordinary course of business; and

9.3.14
in relation to the Property, the Seller will not to terminate, or give notice to terminate, a lease, Licence to Occupy or licence which would have the effect of preventing the right granted by the Seller to the Buyer to occupy the Property under the Licence to Occupy.

9.4
Pending Completion or earlier termination of the Agreement pursuant to this Agreement, OROLIA, the Buyer and the Seller will use reasonable endeavours to resolve constructively any issues that arise in relation to the Business so as to achieve an orderly transfer under this Agreement.

9.5
Pending Completion the Seller will, on OROLIA’s reasonable request, give to OROLIA or its professional advisers such facilities and information and assistance (including access to Employees and premises) regarding the Business and Assets.

9.6	Pending Completion the Seller will have Jean-Yves Courtois telephone Jeremy Harrison together with Parke Hess on a weekly basis to give him a business update in relation to the Business.

9.7	Pending Completion the Seller will provide OROLIA with monthly management accounts (in a form consistent with the Management Accounts) relating to the Business.

9.8
The Seller shall carry out at its own costs before Completion all necessary repairs to the roof of the Property relating to the leak referred to in the Disclosure Letter. The costs of such repairs shall not be comprised in the Creditor’s Sums or transferred to the Buyer post Completion.

9.9
Pending Completion the Seller will immediately notify OROLIA and the Buyer in writing of all adverse events or circumstances arising in connection with or relating to any Business Contracts of which the Seller becomes aware.

10	Warranties
10.1	The Seller warrants to the Buyer in the terms set out in Schedule 2 and acknowledges that OROLIA and the Buyer are entering into this Agreement in reliance on the Warranties.

10.2
The Warranties are given subject only to matters accurately and fairly disclosed in the Disclosure Letter and for this purpose fairly disclosed means disclosed in a manner and with sufficient detail to enable a reasonable buyer to make a reasonably informed assessment of the matter concerned.

10.3
Where any Warranty is qualified by “to the best of the Seller’s knowledge and belief” or “so far as the Seller is aware” or other similar qualification, such warranty will be deemed to mean that it has been made after reasonable enquiry of Jeremy Harrison, Dave Jones, Steve Foster, Alison Delaney, Mike Cook and Parke Hess of the Seller (with the Seller having taken professional advice where appropriate) and the Seller will be deemed to have knowledge only of that information revealed by such enquiries.

10.4	Each of the Warranties is separate and independent of other Warranties and are not limited or restricted by any other Warranty or by other terms of this Agreement or the Transaction Documents.

10.5	The Parties agree that any claims under the Warranties and indemnities set out in this Agreement or the Transaction Documents will be limited in accordance with Schedule 3.

10.6
The Seller undertakes that pending Completion it will as soon as reasonably practicable notify OROLIA in writing of any fact, matter or circumstance arising after today’s date of which it becomes aware (such awareness being deemed to be the actual knowledge of Jeremy Harrison, Dave Jones, Steve Foster, Alison Delaney, Mike Cook and Parke Hess) which causes (a) any of the Warranties, whether given at today’s date and repeated immediately before Completion and/or (b) the terms of clauses 9.3.1, 9.3.5, 9.3.6, 9.3.8 to 9.3.14, to be breached or (c) an Insolvency Event (Post Exchange Breach).

10.7
DC warrants to Orolia and the Buyer as at the date of this Agreement and at Completion that it has the right, power and authority, and has taken all actions necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each of the Transaction Documents to which it is expressed to be a party and this Agreement and each of the Transaction Documents creates legally binding obligations fully enforceable against DC in accordance with their terms and do not conflict with, violate or result in a breach of the terms, provisions or conditions of any arrangements entered into by DC or any law, undertaking to or judgments, order, injunction or decree of any court.

10.8
OROLIA warrants to the Seller at the date of this Agreement it is not actually aware of any matter other than the matters disclosed in the Disclosure Letter which would enable it or the Buyer to make a Warranty Claim and this Warranty shall be repeated on Completion.

11	Buyer’s remedies
11.1
If, on or before Completion the Seller notifies OROLIA that there has been one or more Post Exchange Breach in respect of which the aggregate quantum of damages is agreed or determined to be more than US$150,000, OROLIA may within 10 Business Days (and in any event before the Long Stop Date) of receipt of such notice, either:

11.1.1	elect to proceed to Completion and make a Relevant Claim; or

11.1.2
elect to terminate this Agreement (save for clause 5.5, clause 6.2, clause 19, clause 22 (DC Guarantee) clause 23, clause 33.3 and clause 34 which shall remain in force) by serving written notice on the Seller and following such termination the Agreement shall become null and void and no Party shall be entitled to make a claim against any other party in connection with this Agreement save for any claim which arises in respect of clause 5.5, clause 6.2, clause 19, clause 22 (DC Guarantee) clause 23, clause 33.3 and clause 34.

11.2
If on or before Completion the Seller notifies OROLIA of one or more Post Exchange Breach in respect of which the aggregate quantum of damages is agreed or determined to be not more than US$150,000 OROLIA (“Minor Breach”), OROLIA and the Buyer shall be obliged to proceed to Completion and the Buyer shall be entitled to make a Relevant Claim. Nothing in this clause shall prejudice or affect adversely the rights of the Buyer and OROLIA to pursue after Completion any remedy for and make recovery in respect of the disclosure so made pursuant to this Clause and the Seller hereby indemnify OROLIA, the Buyer and any member of the OROLIA’s Group in respect of a disclosure pursuant to this clause in the event that such disclosure fails to be a “Minor Breach” within 18 months from Completion, through no fault of the Buyer.

11.3
If there is a dispute as to whether the relevant such breach is a Minor Breach, OROLIA and the Seller shall acting reasonably attempt to agree the level of such quantum. The Parties hereby agree that Post Exchange Breach shall be assessed at the date of the notice and within one year of such notice so as to take into account the nature of the Business and the likely adverse effect on the Business of the said Post Exchange Breach.

11.4
If they have not agreed it within 5 Business Days, either of them may refer the matter for determination by an independent chartered accountant or other suitable expert (the “Expert”) agreed on by them (or appointed by the President for the time being of the Institute of Chartered Accountants of England and Wales on the request of either of them). The Expert shall act as an expert (not an arbitrator) and his determination shall (in the absence of manifest error) be conclusive. The Expert’s fees shall be paid as he determines equitable.

11.5
If the Expert’s determination is sought and he determines that it is a Minor Breach, the 10 Business Day period specified in clause 11.1 shall be deemed to end 10 Business Days after the Expert issues his determination.

11.6	If the Expert’s determination is sought and he determines that it is not a Minor Breach then clause 11.1 applies.

11.7	If the Completion Date has already passed:
11.7.1	before the expiration of the notice period at clause 11.1;

11.7.2	when an agreement is reached by OROLIA and the Seller; or

11.7.3	when the Expert has made his determination
then Completion shall take place 10 Business Days after the date of each of the above.

12	Property
12.1	The Seller shall grant and the Buyer shall accept the Licence to Occupy to occupy the Property in accordance with the terms of the Licence to Occupy from the Transfer Date.

12.2
For the avoidance of doubt, neither OROLIA nor the Buyer are under any obligation to enter into any direct covenant with any of the relevant landlords or superior landlords relating to the repair, condition, decoration of the Property other than in respect of the period of occupation stated in the Licence to Occupy.

13	Employees
13.1
The parties acknowledge and agree that irrespective of any determination by a court of competent jurisdiction to the contrary that the sale and purchase pursuant to this Agreement will constitute a relevant transfer for the purposes of TUPE and accordingly that it will not operate so as to terminate any of the contracts of employment of the Employees and such contracts will be transferred to the Buyer pursuant to TUPE with effect from the Transfer Date which will be the time of transfer under TUPE.

13.2	The Seller undertakes to the Buyer and OROLIA to indemnify the Buyer from:-
13.2.1
any claim or other legal recourse by all or any of the Employees or any person who is not an Employee but deemed to be an employee of the Business at the Transfer Date (the “Other Employees”)in respect of any fact or matter concerning or arising from employment with the Seller prior to the Transfer Date including those claims or legal recourses or threat of claims or legal recourses set out in the Disclosure Letter and in particular in connection with David Richold, Ron Peckham, Sasha Smart (including any eventual costs of reinstatement), Paul Slee and Dave Jones;

13.2.2
any claim or other legal recourse by any trade union or staff association or employee representatives in respect of all or any of the Employees or any of the Other Employees arising from or connected with the failure by the Seller to comply with its legal obligations to such trade union or staff association or employee representatives; and

13.2.3
any act or omission done or omitted to be done by the Seller in relation to the Employees or any other employee of the Seller which by virtue of TUPE is deemed to be an act or omission of the Buyer; and

13.2.4	any failure by the Seller to comply with its obligations under this clause 13.
13.3
If any contract of employment or collective agreement not disclosed to the Buyer and OROLIA will have effect as if originally made between the Buyer and any of the Employees or any of the Other Employees or a trade union as a result of the provisions of TUPE:

13.3.1	the Buyer may, within 28 days of the Transfer Date, terminate such contract or agreement provided that the Buyer gives the Seller prior written notification of its intention to do so; and

13.3.2
the Seller undertakes to indemnify the Buyer and OROLIA from such termination or arising from such contracts of employment or collective agreement before and after the Transfer Date provided that the Buyer acts reasonably when terminating such contracts or agreements and in accordance with the terms of the relevant contract or agreement and in accordance with the law.

13.4
Without prejudice to the other provisions of this clause, the Seller will, at its own expense, give the Buyer such assistance as the Buyer or OROLIA may reasonably require to contest any claim by any person employed in the Business at or prior to Completion resulting from or in connection with this Agreement.

13.5
The Buyer will perform and observe all the employer’s obligations, whether under the contract of employment or otherwise, arising out of or in connection with any employee’s employment including, without limitation, payment for wages or salaries, accrued holiday pay, sick pay, maternity pay, liability to Tax, accrued bonuses or commissions and other periodic payment for any period after the Transfer Date and indemnify the Seller against any breach of this clause.

13.6
The Buyer confirms and acknowledges that it has supplied the Seller in writing with all relevant information for the purposes of Regulation 13 of TUPE on a timely basis in connection with the sale and purchase of the Business.

13.7	The Seller undertakes to the Buyer and OROLIA unless otherwise agreed by the OROLIA:-
13.7.1
that it has complied with, and shall up to and including the Transfer Date, comply with all of its obligations and those of any of its predecessors (whether or not legally binding or in respect of which it would be expected to comply by any regulatory or other body to which it is subject) due to or in connection with the Employees, the Other Employees and former employees or any body representing them (or any of the said obligations the Seller would have had under or in connection with such contracts of employment but for TUPE);

13.7.2
that it has paid and shall pay all sums due to or in relation to the Employees, the Other Employees and former employees up to and including the Transfer Date (whether arising under common law, statute, equity or otherwise) including all salaries, wages, holiday pay, sick pay, bonus or commission, expenses, National Insurance and pension contributions, liability to Taxation and other sums payable in respect of any period up to the Transfer Date;

13.7.3
that it shall be solely responsible for and will promptly discharge all its obligations to make redundancy payments (whether statutory or contractual) and all other payments howsoever arising in relation to any employee of the Seller (including the Other Employees) who leave his or her employment or receive notice of termination of his or her employment before the Transfer Date for whatever reason;

13.7.4
that there are no sums owing to or from any Employee, Other Employee or former employee other than reimbursement of expenses for the current month, wages for the current salary period and holiday pay for the current holiday year; and

13.7.5
that it has complied and shall comply in all respects with its obligations under regulations 11 and 13 of TUPE and Part IV of TULRCA, and that, in connection with regulation 13 of TUPE the Seller has provided and shall provide to the Buyer such information as the Buyer may request in writing in order to verify such compliance.

13.8	The Buyer undertakes to the Seller to indemnify the Seller from:
13.8.1	any act or omission of the Buyer in relation to an Employee occurring after the Transfer Date;

13.8.2	any claim or allegation by an Employee that as a direct result of the sale of the Business to the Buyer where there has been or will be a detrimental change in that Employee’s working conditions;

13.8.3
any claim or action by an Employee or by any representative (as defined by TUPE) by virtue of Regulation 13 of TUPE to the extent that it arises solely out of the failure of the Buyer to comply with its obligations under Regulation 13 of TUPE; or

13.8.4	any act or omission of OROLIA or its officers or employees in respect of the Employees which directly results in an Employee not transferring by virtue of this Agreement.
13.9
If the Seller employs any person in connection with the Business between today’s date and Completion then, if the OROLIA’s written consent to this employment has been obtained (but not otherwise) that person is deemed to be an Employee. This shall be without prejudice to the indemnity given by the Seller to the Buyer provided pursuant to this clause 13.

13.10
If any person employed in connection with the Business is dismissed or his employment otherwise terminates for any reason between today’s date and Completion then that person is deemed not to be an Employee but this shall be without prejudice to the indemnity given by the Seller to the Buyer provided pursuant to this clause 13.

13.11
All wages and salaries and other emoluments including overtime pay, holiday pay, sick pay, maternity pay and commission payments or bonuses, pension contributions and sums relating to other benefits enjoyed by the Employees (or Other Employees if applicable), liability to Tax and other period payments that have become due and payable at or refer to the period up to and including the Transfer Date relating to Employees and the Other Employees, shall be borne by the Seller up to and including the Transfer Date and all necessary apportionments shall be made accordingly.

13.12
The Seller will indemnify Buyer against all claims in connection with the Seller’s failure to pay wages or salaries, accrued holiday pay, sick pay, maternity pay, liability to Tax, accrued bonuses or commissions and other periodic payments in connection with any of the Employees and any of the Other Employees or former employees in respect of the period up to and including the Transfer Date.

14	Business Contracts
14.1	With effect from the Transfer Date the Buyer will:
14.1.1	become entitled to the benefit of the Seller under the Business Contracts; and

14.1.2
carry out and perform and complete all the obligations and liabilities created by or arising under the Business Contracts (except to the extent that any obligations or liabilities which are attributable to a breach on the part of the Seller or its employees, agents or sub-contractors prior to the Transfer Date).

14.2	With effect from the Transfer Date the Seller hereby assigns to the Buyer all the Business Contracts which are capable of assignment without the consent of other parties.

14.3
If any of the Business Contracts cannot be assigned to the Buyer without the agreement of or novation by or consent to the assignment from another party this Agreement will not constitute an assignment or attempted assignment if the same would constitute a breach of such Business Contracts. In the event that consent or novation is required to such assignment:

14.3.1	at the Buyer’s request the Seller will use all reasonable endeavours with the co-operation of the Buyer to procure such novation or assignment on terms reasonably satisfactory to the Buyer; and

14.3.2
unless and until any such Business Contract will be novated or assigned the Seller will continue its corporate existence and will hold such Business Contract on trust for the Buyer and its successors in title absolutely and the Buyer will perform all the obligations of the Seller under such Business Contract as the Seller’s sub-contractor (if such sub-contracting is permissible and lawful under the Business Contract in question) or as the Seller’s distributor (if such distributorship is permissible and lawful under the Business Contract in question).

14.4
If the Seller receives any payment in respect of the Business Contracts on or after the Transfer Date the Seller will hold the same as trustee, record such payment separately in its books and will account to the Buyer for the same within 5 Business Days of receipt.

14.5	The Buyer will indemnify the Seller in respect of the non-performance or defective or negligent performance by the Buyer of the Business Contracts after the Transfer Date.

14.6
Save as otherwise herein expressly provided, the Seller will indemnify the Buyer in respect of the non-performance or defective or negligent performance by the Seller of the Business Contracts or in connection with customer complaints disclosed in the Disclosure Letter or products manufactured or sold by the Seller prior to the Transfer Date or products manufactured by the Seller before the Transfer Date and sold by the Buyer after the Transfer Date including in relation to those Business Contracts or products referred to in the Disclosure Letter and any third party claims relating thereto.

14.7
The trade agreement with Dive Containers New Zealand Limited in relation to dive canisters (document D21.008 of the Disclosure Bundle) shall not be a Business Contract for the purposes of this Agreement and all and any liability (including any liability to any third party claims) in relation to it or the products sold by the Seller to third parties will remain with the Seller. The Seller confirms that any claims arising from the Dive Canister 50 (Part No. 91-061A, part of the FastFind 200 Series) that could not be shipped back as described in document D21.006 of the Disclosure Bundle are the sole liability of the Seller and the Seller shall indemnify the Buyer from any liabilities under the relevant customer contracts.

14.8
The supply contract with Kelvin Hughes in relation to S-VDR Capsule recorders (document D21.004 and documents D21.004.1 to D21.004.7 of the Disclosure Bundle) shall not be a Business Contract for the purposes of this Agreement and the liability in relation to it will remain with the Seller. The Seller confirms that any claims arising in relation to the S-VDR Capsule products are the sole liability of the Seller and the Seller shall indemnify the Buyer from any liabilities under the relevant contracts.

14.9	The Seller shall indemnify the Buyer from any liabilities that the Buyer may suffer:
14.9.1
as a result of the Seller not owning the intellectual property rights in the beacon circuit board and the antenna receiver for the SEPIRB provided that the Buyer shall be under a duty to mitigate its loss in relation to any such claims; or

14.9.2	relating to any infringement or alleged infringement of intellectual property rights of Spot LLC connected with the disclosure no. 10.6.1 of the Disclosure Letter.
15	Mutual covenants and apportionments
15.1
Save as otherwise herein expressly provided the Seller covenants with OROLIA that the Seller will pay, satisfy, discharge and fulfil all costs, claims, expenses, liabilities, obligations and undertakings whatsoever relating to the Business arising in respect of or by reference to any period up to and including the Transfer Date and will indemnify the Buyer in respect of the same.

15.2
Save as otherwise herein expressly provided the Buyer covenants with the Seller that it will pay, satisfy, discharge and fulfil all costs, claims and expenses, liabilities, obligations and undertakings whatsoever relating to the Business in respect of any period commencing immediately after the Transfer Date and will indemnify the Seller in respect of the same.

15.3
Subject to the remainder of this clause 15, all costs, claims, expenses, liabilities, obligations and undertakings whatsoever (“Remedial Costs”) resulting from any defects in, or alleged defects in, goods or parts of goods sold or supplied or services provided in the course of the Business prior to the Transfer Date shall be the responsibility of the Seller and not the Buyer.

15.4	Notwithstanding the foregoing, the Parties agree that to protect the Goodwill, certain services will be performed by the Seller and the Buyer under the Transitional Services Agreement.

15.5
If the Buyer receives notice from a customer (past or present) of the Business of any defect or alleged defect of the type referred to in clause 15.3, the Buyer shall be entitled to or at the request of the Seller be obliged to carry out repair or replacement work on behalf of the Seller in relation to such defect or alleged defect provided always that the cost of such repair or replacement does not exceed £250 (excluding VAT). In calculating the cost of such work parts and stock will be charged at cost price and labour shall be charged at the rates the Buyer is entitled to charge under the Transitional Services Agreement for the relevant work. For the avoidance of doubt the Buyer requires the consent of the Seller before it initiates a product recall.

15.6
If following Completion the Buyer receives notice of claims relating to defects or alleged defects of the kind referred to in clause 15.3, it shall promptly give notice of such claims to the Seller. Save where the relevant costs fall within clause 15.5, the Buyer shall not take any preventative action in order to avoid claims relating to defects or alleged defects of the kind referred to in clause 15.3 or carry out any maintenance and/or repair work and/or replace any items in connection with such claims without the prior written approval of the Seller (such approval not to be unreasonably withheld or delayed). The Buyer shall be under no obligation to carry out repair or replacement of obsolete or quarantine stocks.

15.7
To the extent the Buyer carries out work in accordance with clause 15.5 and clause 15.6 and the Transitional Services Agreement, it shall be entitled to recover the costs from the Seller by submitting a monthly invoice at the end of each month together with papers reasonably supporting such invoice and a statement of work carried out in the period to which the invoice relates. The Seller shall pay such invoice within 30 days of receipt.

15.8
The Buyer shall indemnify the Seller against any increase in its liability arising under claims relating to defects or alleged defects of the kind referred to in clause 15.3 where such increased liability arises as a result of work carried out by the Buyer pursuant to this clause 15.

15.9
All rates, gas, water, electricity and telephone charges and other outgoings relating to or payable in respect of the Business in its ordinary and normal course up to and including the Transfer Date and all wages, salaries, other emoluments including overtime pay, holiday pay, sick pay and maternity pay, commission payments or bonuses, pension contributions and sums relating to other benefits enjoyed by the Employees (or Other Employees if applicable), liability to Tax and other period payments and outgoings related to the Employees or any Other Employees (as defined in clause 13.2.1) up to and including the Transfer Date shall be borne by the Seller and as from the Transfer Date shall be borne by the Buyer and all insurance premiums, royalties and other periodical payments receivable in respect of the Business up to and including the Transfer Date shall belong to and be payable to the Seller and as from the Transfer Date shall belong to and be payable to the Buyer. Such outgoings and payments receivable shall if necessary be apportioned accordingly.

15.10
Purchase orders and Business Contracts shall be executed according to the contractual delivery dates as requested by the customers. All amounts payable for deliveries made by the Seller before the contractual delivery dates and before the Transfer Date shall be payable by the Seller to the Buyer if such deliveries to a customer exceed £25,000.

15.11
Prepayments and payments in advance made to the Seller on or before the Transfer Date in respect of goods or services to be supplied by the Buyer after Completion shall be payable by the Seller to the Buyer and prepayments and payments in advance made by the Seller in respect of goods ordered but not delivered and services contracted for but not rendered to the Seller in connection with the Business prior to Completion shall be refundable by the Buyer to the Seller. All necessary apportionments shall be made by the Seller and the Buyer.

15.12	Immediately after Completion the Seller shall prepare the Schedule of Apportionments in accordance with clauses 15.13 to 15.15.

15.13
The Schedule of Apportionments will be delivered to the Buyer and OROLIA by the Seller as soon as practicable after Completion and, in any event, not later than 30 Business Days after Completion. Before delivery, the Seller and the Buyer will so far as practicable consult with each other with a view to reducing the potential areas of future disagreement.

15.14
If the Buyer or OROLIA does not within 30 Business Days of receiving the Schedule of Apportionments give written notice to the Buyer that it disagrees with the Schedule of Apportionments or any item in them, this notice stating the reasons for the disagreement in reasonable detail, (Apportionments Objection Notice), the Schedule of Apportionments will be final and binding on the Parties. If OROLIA or the Buyer gives an Apportionments Objection Notice within the 30 Business Day period, OROLIA, the Buyer and the Seller will attempt in good faith to reach agreement in respect of it and, if they are unable to do so within 30 Business Days of the notification, either such Party may refer the matter to an independent accountant to be agreed by such Parties or, failing agreement within 5 Business Days, to be appointed by the President of the Institute of Chartered Accountants in England and Wales (Independent Accountants) at the instance of whichever such Party first applies to it.

15.15
The balancing payment so agreed or determined shall be paid by OROLIA (or on behalf of OROLIA) to the Seller or vice versa (as appropriate) within 10 Business Days of agreement or determination of the Schedule of Apportionments.

15.16
The Seller and the Buyer agree that the “US Battery for life” promotion agreement with Revere dated 26 November 2007 (document D23.009 of the Disclosure Bundle) shall not pass on to the Buyer, and that the Buyer is entitled to charge under the Transitional Services Agreement for the relevant work that will be required to assume the liabilities under this promotion agreement.

15.17
The Seller and the Buyer agree that the sales rebate scheme dated 3 February 2009 granted to Revere (document D23.005 of the Disclosure Bundle) shall fully pass on to the Buyer, which shall issue a credit note for the full rebate amount that may be due to Revere per that rebate.

16	Book Debts and Creditors
16.1	The Seller is entitled, for its own account, to collect the Book Debts. The Buyer is under no obligation to collect the Book Debts.

16.2
The Buyer will hold on trust for the Seller any payment which it may receive after the Transfer Date in respect of the Book Debts and will account to the Seller for the same at the end of the week following Completion and thereafter at weekly intervals.

16.3
Any sum received by the Buyer in respect of the Business which is not specifically appropriated by the debtor to a particular transaction will be appropriated first to the oldest debt outstanding (whether due to the Buyer or a Book Debt).

16.4
The Seller will collect the Book Debts in an orderly manner and in a manner which is consistent with the way in which the Seller has collected trade and other debts in the course of carrying on the Business prior to the Transfer Date.

16.5
The Seller shall procure that an amount equal to the aggregate of the invoices of the Due Creditors is paid into the Seller’s Solicitors Account and shall be exclusively used as soon as reasonably practicable (and in any event within 2 Business Days from the receipt of the Initial Consideration) to pay and discharge the Due Creditors provided always such Due Creditors shall be paid in accordance with their payment terms and indemnify the Buyer against any failure to do so. For the avoidance of doubt, the General Retention shall not be released at the Anniversary Date if there remains unpaid Due Creditors by the Seller.

16.6
The Seller shall notify in writing immediately OROLIA and the Buyer of the existence of a genuine dispute in respect of any Creditor’s invoices setting out precisely particulars of the nature of the dispute and amount claimed and proposals to resolve it.

16.7
Following Completion the Buyer shall pay and discharge the certain Creditors (other than the Due Creditors) to whom the Creditors’ Sums relates in accordance with their contractual payment terms and indemnify the Seller against any failure to do so save that the Buyer shall not be obliged to pay a Creditors’ Sum in the event of the existence of a genuine dispute in respect of that Creditor’s invoices in which case, the Buyer shall notify in writing immediately the Seller of the existence of such dispute setting out precisely particulars of the nature of the dispute and amount claimed and proposals to resolve it. For the avoidance of doubt, the Buyer shall not pay any Creditors which are not described as being within the definition of Creditors’ Sums in the Aged List of Creditors and the Seller shall indemnify the Buyer accordingly.

17	Obligations of the Seller and Buyer after Completion
17.1	For the 12 months following Completion, the Seller:
17.1.1
will promptly refer to the Buyer all enquiries (including any payment, notice, correspondence and information) relating to the Business and assign to the Buyer all orders relating to the Business, including enquiries relating to orders for any stocks, spares, parts, accessories and other equipment manufactured or sold, or any services provided in connection with the Business, which the Seller may receive after Completion;

17.1.2
will retain for the period required by law, the books, accounts, records (including VAT records), returns of the Seller relating exclusively to or exclusively in connection with the Business and the type approvals, licences and national authorisations in respect of the Products (“Product Consents”) held by the Seller and will give to the Buyer reasonable access to such books, accounts, records, returns, and Product Consents as the Buyer may reasonably require (including the right to take copies and extracts on reasonable advance notice at the Buyer’s expense, subject to prior written notice and during normal business hours) and will keep them in good order to the extent required by the Buyer for the continuation of the Business.

17.1.3
without prejudice to clause 5, co-operate with the Buyer at the reasonable costs of the Seller for a period of one year following the Transfer Date in applying to arrange for the issue to the Buyer of all relevant consents required by it to carry on the Business after the Transfer Date and all or any other consents, authorisations, permits and licences required to transfer the Business in compliance with any and all laws, regulations and other legal obligations; and

17.1.4	procure the transfer (free of charge) of the Domain Names to the Buyer.
17.2	The Buyer:
17.2.1
will promptly refer to the Seller all enquiries relating to the Retained Business and assign to the Seller all orders relating to the Retained Business, including enquiries relating to orders for any stocks, spares, parts, accessories and other equipment manufactured or sold, or any services provided in connection with the Retained Business, which the Buyer may receive after Completion;

17.2.2
will retain, for the period required by law, the books, accounts, records and returns of the Buyer relating exclusively to or exclusively in connection with the Business (in so far as they related to the pre-transfer Business) and will give to the Seller reasonable access to such books, accounts, records and returns (insofar as they relate to the pre-transfer Business) as the Seller may reasonably require (including the right to take copies and extracts on reasonable advance notice at the Seller’s expenses during normal business hours) and will keep them in good order.

17.3	The Buyer will allow the Seller to use the name and trade mark “McMurdo” alone or in combination with other words and marks solely for the purposes of:
17.3.1
selling or otherwise supplying any products carrying the McMurdo mark according to the Transitional Services Agreement but the Seller shall not enter into any new arrangements with third parties in relation to its supply of the products;

17.3.2	collecting any Book Debts or paying any Creditor relating to the Business.
18	Restrictive Covenants
18.1
Subject always to clause 18.2, the Seller covenants with the Buyer that it will not and will procure that any other member of the Seller’s Group will not either on its or their own account or through or in conjunction, association or by arrangement with or on behalf of any person or persons whether for its own benefit or that of others and whether directly or indirectly for the period of five years from Completion:

18.1.1
in competition with the Business as carried on at Completion supply products or provide services to any person, firm or company who or which was either at Completion or during the period of 24 months prior to Completion a client or customer of the Business where such goods or services are the same as or similar to or compete with products sold or services provided by the Business to that person, firm or company at or during the period of 24 months prior to Completion (for the avoidance of doubt these goods include any Man-Over-Board (MOB) product such as the ones currently supplied by the Seller under the RNLI Contract or similar products thereof);

18.1.2
in competition with the Business as carried on at Completion solicit or endeavour to solicit the custom of or canvas or approach any person, firm or company who or which was either at Completion or during the period of 24 months prior to Completion had been a client or customer of the Business, for the supply of products or the provision of services which are the same as or similar to or compete with those products sold or services provided by the Business to that person, firm or company at or during the period of 24 months prior to Completion (for the avoidance of doubt these goods include any Man-Over-Board (MOB) product such as the ones currently supplied by the Seller under the RNLI Contract or similar products thereof);

18.1.3
other than by way of general advertisement solicit or entice away or endeavour to solicit or entice away from the Buyer any officer, manager, or other senior employee who was either at Completion or during the period of 12 months prior to Completion engaged in the Business whether or not such person would commit a breach of his contract of employment by reason of leaving service;

18.1.4
carry on or be engaged, concerned or interested in any business which competes with the Business as the same was carried on at Completion (other than as a holder of securities listed on a recognised investment exchange or provided that such holding will not exceed five per cent of the class of securities of which the said holding forms part); or

18.1.5
employ or conclude any contract for services with any director, senior manager, or senior employee (being an employee with an annual salary of more than £50,000) who worked in the Business at Completion.

18.2	Each restriction in clause 18.1 constitutes an entirely independent restriction on the Seller.

18.3
If any restriction in clause 18.1 is determined to be unenforceable in whole or in part, its unenforceability will not affect the enforceability of the remaining restrictions or (in the case of restrictions enforceable in part) the remainder of that restriction.

18.4
Nothing in this clause 18 prevents the Seller from carrying on the Retained Businesses, dealing with any retained liabilities in accordance with this Agreement, Excluded Assets or complying with the provisions of the Transitional Services Agreement but this clause 18.4 shall be without prejudice to the restrictions set out in this clause 18 in so far as they relate to any Man-Over-Board (MOB) product such as the ones currently supplied by the Seller under the RNLI Contract or any other similar or competing products.

19	Confidentiality
19.1
Subject to clause 23 (Announcements and Publicity), the Seller undertakes and will procure that all member of the Seller’s Group will undertake to keep confidential and not at any time to disclose or make known to anyone whatsoever or use for their own or any other person’s benefit all Business Information or any information regarding OROLIA and OROLIA’s Group (OROLIA’s Confidential Information) and the Buyer and OROLIA undertakes and will procure that any member of the OROLIA’s Group will undertake to keep confidential and not at any time to disclose or make known to anyone whatsoever or use for their own or any other person’s benefit all any information (excluding the Business Information) regarding the Seller’s Group (Seller’s Confidential Information).

19.2
The Seller and DC shall not, except with the prior written consent of the Buyer and OROLIA, publish or otherwise disclose to any person any OROLIA Confidential Information and the Buyer and OROLIA shall not except with the prior written consent of the Seller and DC to publish or otherwise disclose to any person any Seller’s Confidential Information, except to the extent required by order of a court or regulatory body or in law (and only to that extent).

19.3	The obligations imposed by the provisions of clauses 19.1 and 19.2 will not apply to the extent that the Business Information in question:
19.3.1	is or comes into the public domain without fault on the part of the party to whom the same was disclosed, or to whose attention the same has come;

19.3.2	has been lawfully disclosed to the relevant party by a third party;

19.3.3	is required to be disclosed by law provided that any such disclosure shall not be made without the prior consultation of the relevant Parties; or

19.3.4
is required to be disclosed by a contractual obligation existing at the date of this Agreement provided that any such disclosure shall not be made without prior notice and consultation with the relevant Parties.

20	Value Added Tax
20.1
All amounts expressed in this Agreement as being payable by the Buyer are expressed exclusive of any VAT which may be chargeable and the Buyer will pay to the Seller in addition to such amounts an amount equal to any VAT (to include any interest and penalties) for which the Seller is liable to account to HM Revenue and Customs in respect of any supply made by it to the Buyer under or in connection with this Agreement.

20.2
The parties intend that section 49 VATA and paragraph 5 of the Special Provisions Order will apply to the transfer of the Business and the Seller and the Buyer will each use its reasonable endeavours to secure that pursuant to the provisions referred to above the sale of the Business is treated as neither a supply of goods nor a supply of services for the purposes of VAT but as the transfer of a business as a going concern.

20.3
If HM Revenue and Customs do not agree that the sale of the Business pursuant to this Agreement falls within section 49 VATA and paragraph 5 of the Special Provisions Order the Seller will issue to the Buyer a valid VAT invoice in respect of the sale of the Business. The Buyer will forthwith on receipt of such invoice pay to the Seller the VAT (to include any interest and penalties) charged on the sale of the Business in addition to the Consideration.

20.4
The Seller warrants that McMurdo Limited is registered for VAT purposes in the United Kingdom or that McMurdo Limited will be registered conditional on Completion taking place pursuant to a proper submission for VAT registration to the relevant authorities.

20.5	OROLIA warrants that McMurdo Limited will use the Assets to be transferred under this Agreement with the intention of continuing the Business without a break in trade immediately after Completion.

20.6	The Seller warrants that it is duly registered for VAT purposes in the United Kingdom.

20.7	The Seller will retain and preserve all records relating to the Business which are required to be preserved by paragraph 6(1) of Schedule 11 VATA and any regulations made under that section.
21	OROLIA Guarantee
21.1
Subject to and in consideration of OROLIA entering into the McMurdo Limited Share Purchase Agreement and acquiring the entire issued share capital in McMurdo Limited and from the date of such acquisition (but subject to the Seller exercising its right pursuant to clause 4.6 of McMurdo Limited Share Purchase Agreement in which case this Guarantee shall be limited to the obligation of the Buyer to sell back the entire issued share capital of McMurdo Limited in accordance with the terms of the McMurdo Limited Share Purchase Agreement and no party shall be entitled to make any claim whatsoever under it for anything else), OROLIA unconditionally and irrevocably guarantees to the Seller and its successors, transferees and assigns:

21.1.1	the due and punctual performance and observance by the Buyer of all the Buyer’s obligations; and

21.1.2	the punctual discharge by the Buyer of all the Buyer’s liabilities to the Seller;

contained in or arising under this Agreement, McMurdo Limited Share Purchase Agreement, the Escrow Agreement, the Transitional Services Agreement, the Licence to Occupy, the Trade Mark Assignment and the Patent Assignment arising on or after Completion of this Agreement (the Guaranteed Agreements).

21.2
If the Buyer defaults in the payment when due of any amount payable to the Seller under the Guaranteed Agreements OROLIA will immediately on demand by the Seller pay to the Seller the amount payable by the Buyer and perform and discharge all obligations of the Buyer in the manner prescribed in the relevant Guaranteed Agreement and as if OROLIA were the principal obligor in respect of that amount.

21.3
As an independent and primary obligation and without prejudice to clauses 21.1 and 21.2 OROLIA will unconditionally and irrevocably indemnify the Seller against any failure of the Buyer to comply with any of its obligations or discharge any of its obligations under the Guaranteed Agreements.

21.4	The guarantee and indemnity contained in this clause 21 (OROLIA Guarantee Obligations):
21.4.1
is a continuing guarantee and indemnity and will continue in full force and effect until all liabilities or purported liabilities of the Buyer arising under, and all monies owing or payable or purported to be owing or payable by the Buyer under the Guaranteed Agreements have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Buyer or any change in name or status of the Buyer; and

21.4.2	is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Seller.
21.5	The OROLIA Guarantee Obligations occurring after Completion (subject always to clause 21.1) will not be discharged, diminished or in any way adversely affected as a result of any of the following:
21.5.1	any time, consent or waiver given to, or composition made with, the Buyer or any other person;

21.5.2	any amendment to, or replacement of, any Guaranteed Agreement (however fundamental) or any other agreement or security entered into by the Buyer;

21.5.3
the taking, variation, compromise, exchange, renewal, release or refusal or neglect to take, perfect or enforce any rights or remedies against or security over the assets of the Buyer or any other person or any non-observance of any formality or other requirement under any Guaranteed Agreement or any failure to realise the full value of any security;

21.5.4	the release of the Buyer, any other guarantor or other person under the terms of any composition or arrangement, including any corporate or individual voluntary arrangement;

21.5.5	any incapacity, lack of power, authority or legal personality of or dissolution or change in the members or status of the Buyer or any other person;

21.5.6	any unenforceability, illegality or invalidity of any obligation of any person under any Guaranteed Agreement or any other document or security;

21.5.7	any insolvency or similar proceedings; and

21.5.8
any other act, omission, circumstance, matter or thing which, but for this clause 21.5, might operate to release, reduce or otherwise exonerate OROLIA but which would not have discharged a person primarily liable in respect thereof.

21.6	OROLIA may not determine its liabilities under the guarantees and indemnities given in this clause 21.

21.7
The Seller will not be obliged to enforce any other rights, security or claims it may have against the Buyer or any other person before claiming under the guarantees and indemnities given by this clause 21.

21.8
Until all amounts which may be or become payable by the Buyer under or in connection with the Guaranteed Agreements have been irrevocably paid in full OROLIA agrees that it will not exercise any rights which it may have:

21.8.1
to be subrogated to or otherwise to share in any security or monies held, received or receivable by the Seller or, to claim any right of contribution in relation to any payment made by OROLIA under this Agreement;

21.8.2	to enforce any of its right of subrogation, indemnity, or to make any application for quia timet relief against or in respect of the Buyer or OROLIA;

21.8.3	following a claim made on OROLIA under the OROLIA Guarantee Obligations, to demand or accept repayment of any monies due from the Buyer or to claim any set off or counter claim against the Buyer; or

21.8.4	to claim or prove in any liquidation or other insolvency proceeding of or affecting the Buyer or any co-surety in competition with the Seller.
21.9
Following the making of a demand on OROLIA under the OROLIA Guarantee Obligations, OROLIA will (at its own cost) promptly take such steps or action as are referred to in clauses 21.1 and 21.8 above as the Seller may from time to time stipulate.

21.10
For the avoidance of doubt, in no event shall OROLIA Guarantee Obligations impose any greater obligation or liability on OROLIA than if OROLIA were jointly and severally liable with the Buyer of Guaranteed Agreements.

21.11	All amounts payable in respect of the OROLIA Guarantee Obligations will be paid by OROLIA without set off, deduction or counterclaim of any kind being made.

21.12	OROLIA warrants to the Seller as follows:
21.12.1
OROLIA is duly incorporated under the laws of France and has full power and authority and has taken all necessary corporate action to enable it to enter into, complete and perform this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement.

21.12.2
OROLIA does not require the consent, approval or authority of any other person to enter into or perform its obligations under this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement.

21.12.3
is not engaged in any litigation or arbitration proceedings which might have an effect upon its capacity or ability to perform its obligations under this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement.

21.12.4
OROLIA’s entry into and performance of this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement will not constitute any breach of or default under any contractual, governmental or public obligation binding upon it.

21.12.5	OROLIA is solvent and able to pay its debts as they fall due.

21.12.6	OROLIA’s obligations under this Agreement, the Guaranteed Agreements and all ancillary documents to be entered into pursuant to this Agreement are and will be valid, binding and enforceable.
22	DC Guarantee
22.1	In consideration of OROLIA and the Buyer entering into this Agreement DC unconditionally and irrevocably guarantees to the Buyer and OROLIA and their respective successors, transferees and assigns:
22.1.1	the due and punctual performance and observance by the Seller of all the Seller’s obligations; and

22.1.2	the punctual discharge by the Seller of all the Seller’s liabilities to the Buyer and/or OROLIA;
contained in or arising under the Guaranteed Agreements.

22.2
If the Seller defaults in the payment when due of any amount payable to the Buyer and/or OROLIA under the Guaranteed Agreements DC will immediately on demand by the Buyer or OROLIA pay to the Buyer or OROLIA (as OROLIA may direct from time to time) the amount payable by the Seller and perform and discharge all obligations of the Seller in the manner prescribed in the relevant Guaranteed Agreement and as if DC were the principal obligor in respect of that amount.

22.3
As an independent and primary obligation and without prejudice to clauses 22.1 and 22.2, DC will unconditionally and irrevocably indemnify the Buyer and OROLIA against any failure of the Seller to comply with any of its obligations or discharge any of its obligations under the Guaranteed Agreements.

22.4	The guarantee and indemnity contained in this clause 22 (DC Guarantee Obligations):
22.4.1
is a continuing guarantee and indemnity and will continue in full force and effect until all liabilities or purported liabilities of the Seller arising under, and all monies owing or payable or purported to be owing or payable by the Seller under the Guaranteed Agreements have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Seller or any change in name or status of the Seller; and

22.4.2	is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Buyer and/or OROLIA.
22.5	The DC Guarantee Obligations will not be discharged, diminished or in any way adversely affected as a result of any of the following:
22.5.1	any time, consent or waiver given to, or composition made with, the Seller or any other person;

22.5.2	any amendment to, or replacement of, any Guaranteed Agreement (however fundamental) or any other agreement or security entered into by the Seller;

22.5.3
the taking, variation, compromise, exchange, renewal, release or refusal or neglect to take, perfect or enforce any rights or remedies against or security over the assets of the Seller or any other person or any non-observance of any formality or other requirement under any Guaranteed Agreement or any failure to realise the full value of any security;

22.5.4	the release of the Seller, any other guarantor or other person under the terms of any composition or arrangement, including any corporate or individual voluntary arrangement;

22.5.5	any incapacity, lack of power, authority or legal personality of or dissolution or change in the members or status of the Seller or any other person;

22.5.6	any unenforceability, illegality or invalidity of any obligation of any person under any Guaranteed Agreement or any other document or security;

22.5.7
any insolvency or similar proceedings including the winding up, liquidation or dissolution of the Seller, the making of an administration order in relation to the Seller or the appointment of a receiver or administrator in respect of some or all of the assets of the Seller; and

22.5.8
any other act, omission, circumstance, matter or thing which, but for this clause 22.5 might operate to release, reduce or otherwise exonerate DC but which would not have discharged a person primarily liable in respect thereof.

22.6	DC may not determine its liabilities under the guarantees and indemnities given in this clause 22.

22.7
The Buyer and/or OROLIA will not be obliged to enforce any other rights, security or claims they may have against the Seller or any other person before claiming under the guarantees and indemnities given by this clause 22.

22.8
Until all amounts which may be or become payable by the Seller under or in connection with the Guaranteed Agreements have been irrevocably paid in full DC agrees that it will not exercise any rights which it may have:

22.8.1
to be subrogated to or otherwise to share in any security or monies held, received or receivable by the Buyer and/or OROLIA or, to claim any right of contribution in relation to any payment made by DC under this Agreement;

22.8.2	to enforce any of its right of subrogation, indemnity, or to make any application for quia timet relief against or in respect of the Seller or DC;

22.8.3	following a claim made on DC under the DC Guarantee Obligations, to demand or accept repayment of any monies due from the Seller or to claim any set off or counter claim against the Seller; or

22.8.4	to claim or prove in any liquidation or other insolvency proceeding of or affecting the Seller or any co-surety in competition with the Buyer and/or OROLIA.
22.9
Following the making of a demand on DC under the DC Guarantee Obligations, DC will (at its own cost) promptly take such steps or action as are referred to in clauses 22.2 and 22.8 above as the Buyer and/or OROLIA may from time to time stipulate.

22.10
For the avoidance of doubt, in no event shall the DC Guarantee Obligations impose any greater obligation or liability on DC than if DC were jointly and severally liable with the Seller of Guaranteed Agreements.

22.11	All amounts payable in respect of the DC Guarantee Obligations will be paid by DC without set off, deduction or counterclaim of any kind being made.

22.12	DC warrants to the Buyer and/OROLIA as follows:
22.12.1
DC is duly incorporated under the laws of Delaware and has full power and authority and has taken all necessary corporate action to enable it to enter into, complete and perform this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement.

22.12.2
DC does not require the consent, approval or authority of any other person to enter into or perform its obligations under this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement.

22.12.3
is not engaged in any litigation or arbitration proceedings which might have an effect upon its capacity or ability to perform its obligations under this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement.

22.12.4
DC’s entry into and performance of this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement will not constitute any breach of or default under any contractual, governmental or public obligation binding upon it.

22.12.5	DC is solvent and able to pay its debts as they fall due.

22.12.6	DC’s obligations under this Agreement, the Guaranteed Agreements and all ancillary documents to be entered into pursuant to this Agreement are and will be valid, binding and enforceable.
22.13
Notwithstanding the foregoing, all obligations of DC as Guarantor as set forth and evidenced in this clause 22 shall be subordinated in right of payment and priority to the payment in full of DC’s obligations to its senior lender, Laurus Master Fund, Ltd. and its affiliates (including Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., Psource Structure Debt Limited, Kallina Corporation, and Valens U.S. SPV I, LLC), pursuant to that certain (a) Secured Term Note dated August 24, 2006 from Digital Angel Corporation (as amended or modified) and the related Securities Purchase Agreement and ancillary documents of same date; (b) Secured Term Note dated August 31, 2007 from Digital Angel Corporation (as amended or modified) and the related Securities Purchase Agreement and ancillary documents of same date, and (c) Revolving Facility and Security Agreement dated August 31, 2007 from Digital Angel Corporation’s subsidiary Destron Fearing Corporation and certain of its subsidiaries (as amended or modified) and related agreements.

23	Announcements and publicity
23.1
No announcement or circular or other publicity in connection with the subject matter of this Agreement (other than as permitted by this Agreement) will be made by or on behalf of the Seller and OROLIA without the approval of the other as to its content, form and manner of publication (such approval not to be unreasonably withheld or delayed) save that any announcement, circular or other publicity required to be made or issued by any of the parties pursuant to any legal or regulatory authority may be made or issued without such approval.

24	Notices
24.1
Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in clause 24.2 and may be:

24.1.1	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

24.1.2	if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

24.1.3	if from or to any place outside the United Kingdom, sent by pre-paid priority airmail, in which case it shall be deemed to have been given seven Business Days after the date of posting; or

24.1.4
sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by fax after 5 pm (at the place where such fax is to be received) on any day shall be deemed to have been received at 8am on the next Business Day.

24.2	The addresses and other details of the parties referred to in clause 24.1 are, subject to clause 24.3:
24.2.1	Name: Signature Industries Limited

For the attention of: Mr Mike Cook

Address: Tom Cribb Road, Thamesmead, London SE28 0BH England

Fax number: +44 (0) 1256 322 695

with a copy to Kimbells LLP, Jonathan Hambleton, ref: DIG4-5; Fax: 01908 685054

24.2.2	Name: McMurdo Limited

For the attention of: Christophe François

Address: 291 rue Albert Caquot, 06560 Sophia Antipolis, France

Fax number: + 33 (0) 4 92 38 09 75

with a copy to Pritchard Englefield, 14 New Street, London EC2M 4HE ref: GF/AHH/123722.6, Fax: +44 (0)20 7972 9721.

24.2.3	Name: Digital Angel Corporation

For the attention of: Patricia Petersen

Address: 490 Villaume Avenue, South St, Paul MN 55075 -2433 USA

Fax number: +00 (1) 561-431-8562

24.2.4	Name: OROLIA SA

For the attention of: Christophe François

Address: 291 rue Albert Caquot, 06560 Sophia Antipolis, France

Fax number: + 33 (0) 4 92 38 09 75
24.3
Any party to this Agreement may notify the other parties of any change to its address or other details specified in clause 24.3, provided that such notification shall be effective only on the date specified in such notice or five Business Days after the notice is given, whichever is later.

25	Successors, assigns and third parties
25.1
This Agreement will be binding upon and ensure for the benefit of each party’s successors. No party to this Agreement can assign or establish a trust of the benefit to this Agreement save that (i) provided that the Seller’s liability under this Agreement (including the Warranties) shall not be increased as a result of such assignment, the Buyer may freely assign the benefit of this Agreement (including the Warranties) to another company in the Buyer’s Group provided that such assignee is of the equivalent or of a better financial standing than the Buyer and if any such assignee shall leave the Buyer’s Group, prior to leaving it shall re-assign to the Buyer any rights assigned under this clause and (ii) provided that OROLIA’s and the Buyer’s rights under this Agreement (including the Warranties) shall not be adversely affected, the Seller may assign its rights under this Agreement to another company in the Seller’s Group provided such assignee is in a better financial standing than the Seller.

25.2
The Parties agree that (save where may be expressly stated otherwise in this Agreement) for the purposes of the Contracts (Rights of Third Parties) Act 1999 they do not intend any person other than a party to this Agreement to be able to enforce any term of this Agreement.

26	Variation
26.1
No variation or amendments of this Agreement will be valid unless made in writing and signed by or on behalf of each of the parties and the Buyer shall not grant any waiver, time or indulgence to the Seller or DC without prior written OROLIA’s consent.

27	Waiver
27.1
Any waiver of any provision of this Agreement must be in writing and signed by or on behalf of each of the parties. No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

27.2	Any waiver by any party of a breach of any provision of this Agreement will not be a waiver of any subsequent breach of the same or any other provision.

27.3
All the Parties’ respective rights and remedies under this Agreement or by law are cumulative so a reference to or the exercise of one remedy does not affect any of the others and any failure to exercise or delay in exercising any rights or remedies, will not operate as a waiver or prevent any further exercise of them.

28	Costs
28.1	The Parties will pay their own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement.
29	Severance
29.1
If any provision of this Agreement will be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable such invalidity or unenforceability will not affect the other provisions of this Agreement which will remain in full force and effect.

30	Further assurance
30.1
The Seller will (at the Seller’s expense) do, execute and perform and will procure to be done, executed and performed all such further acts, deeds, documents and things as OROLIA and/or the Buyer may reasonably require from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement in order to vest the Assets in the Buyer on the terms of this Agreement and otherwise to give to OROLIA and/or the Buyer the full benefit of this Agreement.

30.2
Save as otherwise provided in this Agreement, the Buyer and OROLIA will (at the Buyer or OROLIA’s expense) do, execute and perform and will procure to be done, executed and performed all such further acts, deeds, documents and things as the Seller may reasonably require from time to time in order to carry out, evidence and confirm the Seller’s rights and the intended purpose of this Agreement and to give to the Seller the full benefit of this Agreement.

31	Entire Agreement
31.1
This Agreement and the Transaction Documents entered, or to be entered into, pursuant to the terms of this Agreement or entered into between the Seller and the Buyer in writing and expressly referring to this Agreement:

31.1.1	together constitute the entire agreement and understanding between the parties with respect to the subject matter of this Agreement; and

31.1.2
(in relation to such subject matter) supersede all prior discussions, understandings and agreements between the parties and their agents (or any of them) and all prior representations and expressions of opinion by any party (or its agent) to any other party (or its agent) including any heads of terms and confidentiality agreements entered into by any of the parties in connection with the purpose of this Agreement.

31.2
The Parties also agree and acknowledge between each other that the letter of intent (as amended) entered into on 19 June 2009 and any confidentiality agreement or arrangement which may have been entered into between the Parties and/or any member of the Seller’s Group or the Orolia’s Group are hereby terminated and each of the Parties waives or procures the waiver of all or any claims (known or unknown) arising on or prior to the date of this Agreement that it may have against the other parties in respect of any breach of any obligations set out therein. Each Party confirms to the others that it has no knowledge of any breach by any party of the provisions of the letter of intent or any confidentiality agreement or arrangement which may have occurred on or prior to the date of this Agreement.

31.3
Each of the Parties acknowledges that it is not relying on any statements, warranties or representations given or made by any of them in relation to the subject matter hereof, save those expressly set out in this Agreement, and other documents referred to in clause 31.1, and that it will have no rights or remedies with respect to such subject matter otherwise than under this Agreement (and the documents executed at the same time as it or on Completion or referred to in it) save to the extent that they arise out of the fraud, fraudulent misrepresentation or fraudulent concealment of any party.

32	Counterparts
32.1
This Agreement may be entered into in any number of counterparts, each of which when executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

33	Miscellaneous
33.1
No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part. No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

33.2
If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

33.3
If any dispute arises in connection with this Agreement the Parties will first attempt to settle it by mediation in accordance with the Centre for Effective Dispute Resolution (CEDER) Model Mediation Procedure. Unless otherwise agreed by the Parties the mediator will be nominated by CEDR. For the avoidance of doubt, this will not preclude a party to issue proceedings in accordance with lause 34, such proceedings being, when appropriate, stayed pending determination of the mediator under this clause 33.3.

34	Applicable law and jurisdiction and remedy and agents for services
34.1
English law governs this Agreement. Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim or matter arising out of or in connection with this Agreement and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

34.2	Save as otherwise provided in this Agreement, the only remedy available to a party for breach of any of the provisions of this Agreement is for breach of contract under the terms of this Agreement.

34.3	Nothing in clauses 31, 34.2 or Schedule 3 will operate to limit or exclude any liability for fraud.

34.4
DC irrevocably appoints the Seller’s Solicitors as its agent to receive on its behalf in England or Wales service of any proceedings arising out of or in connection with this Agreement and such other documents entered into pursuant to this Agreement.

34.5
OROLIA irrevocably appoints Pritchard Englefield Solicitors as its agent to receive on its behalf in England or Wales service of any proceedings arising out of or in connection with this Agreement and such other documents entered into pursuant to this Agreement.

35	Post-completion effect
35.1
This Agreement will remain in full force and effect after and notwithstanding Completion in respect of all obligations, agreements, covenants, undertakings or conditions contained in or implied by this Agreement which have not been done, observed or performed at or prior to Completion and all warranties and indemnities contained in or implied by this Agreement (including the Warranties) will continue in full force and effect after and notwithstanding Completion and the parties may take action for any breach of non-fulfilment of any of them after Completion.

In witness whereof this Agreement has been executed as a Deed on the date stated at the beginning of this Agreement.

SCHEDULE 1
Apportionment of the Consideration
1	The Price will be apportioned as follows:-

Item	US$
Goodwill	7,519,583
Plant	342,303
Stock (Initial Stock Value — GBP1,300,000)	2,138,110
Business Contracts	1
Business Intellectual Property	1
Business Information	1
Rights against third parties referred to in clause 2.1.7	1

Total	10,000,000

SCHEDULE 2
Warranties
1	Disclosure Bundle

1.1
The information in the Schedules to this Agreement is complete, true, accurate and not misleading. The information in the Disclosure Letter is complete, true, accurate and not misleading and the documents in the Disclosure Bundle are true and complete copies of the originals.

Capacity and Authority

1.2	The Seller:
1.2.1	is a limited company duly incorporated under English law;

1.2.2
have full power and authority and have taken all necessary corporate action to enable them to enter into, complete and perform this Agreement and all agreements to be entered into pursuant to this Agreement;

1.2.3
does not require the consent, approval or authority of any other person to enter into or perform its obligations under this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement; and

1.2.4
is not engaged in any litigation or arbitration proceedings which might have an effect upon its capacity or ability to perform its obligations under this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement and no such legal or arbitration proceedings have been threatened against it.

1.3
The Seller’s entry into and performance of this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement will not constitute any breach of or default under any contractual, governmental or public obligation binding upon it.

1.4	The Seller’s obligations under this Agreement and each agreement to be entered into pursuant to this Agreement will be valid, binding and enforceable.

The Business

1.5	The Business is not carried on by or for the benefit of any person, firm or corporation other than the Seller.

1.6	The Seller does not conduct and has not conducted any part of the Business through a branch, agency or permanent establishment anywhere in the world other than at the Property.

1.7
The Seller has at all times carried on the Business in all respects in accordance with its memorandum and articles of association for the time being in force and any other documents relating to the Business to which it is or has been a party.

1.8
The Seller in connection with the Business is not a party to and is not liable (including contingently liable) under a guarantee, indemnity or other obligation to secure or incur a financial or other obligation with respect to another person’s obligation.

Connected persons

1.9
Neither the Seller nor any persons connected (as that expression is defined in section 839 Income and Corporation Taxes Act 1998) with the Seller has any direct or indirect interest in any business which has a close trading relationship with the Business or which is, or is likely to become, competitive with the Business.

2	Records and Accounts

Records

2.1	All books, accounts and records of a material nature required by law to be maintained in connection with the Business:
2.1.1	are in possession of the Seller; and

2.1.2
during the period of the Seller’s ownership have at all times been properly maintained written up to date and will be so kept up to Completion; do not contain any material inaccuracies or discrepancies. During the period prior to the Seller’s ownership, they have been maintained to a reasonable standard.

2.1.3
are kept on computer, the Seller is the owner of all hardware and all software licences necessary to enable it to use any of those books, accounts and records in the manner in which they have been used prior to the date of this Agreement, and the Seller does not share any such hardware or software with any other person.

2.2	No notice has been received or allegation made to the Seller that any of the records are incorrect or should be rectified.

Accounts

2.3	The Accounts:
2.3.1
were prepared on a proper and consistent basis with that used for the preparation of the Seller’s accounts for the preceding three financial years and comply with the requirements of the Companies Act 2006 and other relevant statutes and generally accepted accounting principles and standards in the United Kingdom;

2.3.2	give a true and fair view of and properly reflect the financial position of the Business as at the Accounting Date;

2.3.3	have been audited by an auditor or firm or accountants qualified to act as auditors in the UK and the auditors’ report required to be annexed to the accounts is unqualified;

2.3.4	contain proper and adequate provisions or reserves for bad and doubtful debts, old, depreciated, obsolete, unsaleable or slow-moving stock, for depreciation on fixed assets as at the Accounts Date;

2.3.5	are not affected by any unusual or non-recurring items;

2.3.6
provide for all known actual or known contingent liabilities of the Business (whether or not unquantified or disputed), including but not limited to, finance lease commitments, pension liabilities, contingent liabilities to customers at the Accounts Date; and

2.3.7	reflect all the fixed and loose plant, machinery, equipment, furniture, fittings and vehicles owned by the Business at the Accounts Date.
2.4
With respect to valuation of Stock, the accounting policies and bases, and the method of valuing Stock used in the preparation of the Accounts, were the same as those adopted in the accounts of the Business for the three financial periods immediately preceding the Accounts Date.

Management Accounts

2.5
The Management Accounts have been properly and diligently prepared in a manner consistent with the bases and policies adopted in preparing the management accounts for the previous management accounting period August 2009 and, except as expressly disclosed in them, there were no unusual, exceptional, non-recurring or extraordinary items which materially affected such accounts. The Management Accounts contain accurate details of sales, stocks, margin and mark drawings and accurately, clearly and fairly state the assets, liabilities and position of the Business at the date of the Management Accounts and their results for the period ended on that date.

3	Trading

Change since the Accounting Date

3.1	Since the Accounting Date:
3.1.1	the Business has been carried on in the ordinary and usual course both as regards the nature, scope and manner of conducting the same and so as to maintain the same as a going concern;

3.1.2	the Business has paid its creditors within the times agreed with such creditors and there are no debts outstanding which have been due for more than twelve weeks;

3.1.3	there has been no unusual change in the stock levels , current assets or liabilities of the Business;

3.1.4	there has been no material reduction in the value of the Plant, to the extent that they are still owned by the Seller;

3.1.5	none of the Plant have been lost, damaged or destroyed;

3.1.6	none of the Stock reflected in the Accounts has realised an amount less than the value that was placed on it in the Accounts;

3.1.7
the Seller has not acquired or disposed of, or agreed to acquire or dispose of, any asset other than trading stock in the ordinary and usual course of business, or assumed or incurred, or agreed to assume or incur, any capital commitment or liability (actual or contingent);

3.1.8	no unusual or abnormal contracts differing from the ordinary contracts necessitated by the nature of the Business have been entered into by the Seller;

3.1.9	no contract has been entered into by the Seller involving expenditure by it on capital account;

3.1.10	[LEFT INTENTIONALLY BLANK]

3.1.11	the Business has not been adversely affected by:
(a)	the loss of or material reduction in regular orders from any customer;

(b)	the loss of or material reduction in any regular source of supply;

(c)	any abnormal factor not affecting similar businesses to a like extent.
3.1.12	there has been no material adverse change in the financial position of the Business; and

3.1.13	the Seller has not knowingly done or omitted to do anything to prejudicially affect the Goodwill in a material way.
Agents

3.2
There are no agents or distributors of the Business and there are no persons, firms or companies whether in the United Kingdom or elsewhere with whom formal or informal arrangements exist or have existed concerning the manufacture, sale, distribution, hire, lease or promotion or licensing of any goods or services connected with the Business and no such agent or distributor has any right to any indemnity or compensation whatsoever upon termination of any arrangement in connection with the Business.

3.3
There are no existing joint venture agreements, partnership agreements, market sharing agreements relating to the Business. Any such agreements or arrangements have been terminated with no liability on either party to them.

Terms of Trade

3.4	So far as it is aware the Seller has not:
3.4.1	given any guarantee or warranty (other than any implied by law) or made any representation in respect of any products or services sold or supplied by the Business;

3.4.2	accepted any liability to service, maintain, repair or otherwise do or refrain from doing anything in relation to such goods or services after they have been sold or supplied by it;
except for those contained in its standard conditions of trading, complete and accurate copies of which are contained in the Disclosure Letter.

4	The Assets

Title to the Assets

4.1	The Assets (excluding the Excluded Assets) comprise all assets now used in the Business and which are necessary or reasonably required for the continuation of the Business as carried on by the Seller.

4.2	The Assets:
4.2.1	the absolute property of the Seller and are in the Seller’s possession and control;

4.2.2	are free from any Security Interest, agreement of hire or hire purchase or for payment on deferred terms, bill of sale or any obligation to pay any outstanding sums in respect of them;
4.3
No person other than the Seller has or claims any rights in relation to the Assets or any of them or the proceeds of any sale of the Assets or any of them and the Assets are not subject to or potentially subject to any floating charge or guarantee given by the Seller or by any person or company connected with the Seller.

4.4	The Business does not depend on the use of assets owned by, or facilities provided by, the Seller which are not being acquired under this Agreement.

4.5
The Seller has not agreed to dispose of or granted or agreed to grant any security, charges, liens or other encumbrance in respect of any of the Assets and none of the Assets is subject to, and there is no agreement or commitment to give or create, any option, lien or encumbrances on or over the Business Assets.

4.6
There has been no exercise or purported exercise of any charge, lien, encumbrance or equity over any of the Assets and no claim has been made by any person to be entitled to any of the foregoing and there is no dispute directly or indirectly relating to any of the Assets.

Plant

4.7	So far as the Seller is aware the Plant:
4.7.1	is in good repair, condition and working order having regard to its age and level of use;

4.7.2	has been properly maintained;

4.7.3	includes no items with a value of more than £5,000 which are surplus to the requirements of the Business;

4.7.4	has been written down correctly;

4.7.5	is used exclusively in connection with the Business; and does not contravene any material legal requirement or restriction.
The Stock and Products

4.8	The Products referred to in Schedule 7 are all the material products sold or supplied by the Business.

4.9	The Stock:
4.9.1	is sufficient for the normal requirements of the Business as carried on at the date of this Agreement and at Completion and relates exclusively to the Business;

4.9.2	is in good condition or, if not, its value has been appropriately written down; and

4.9.3
(including work-in-progress) is not excessive in quantity and is capable of being used in the ordinary course of business and the work-in-progress of the Business and the amounts ordered for stock is at its normal level having regard to current orders and to orders reasonably anticipated from customers of the business None of the Stock is old, obsolete, slow moving, unsaleable, unusable or unmarketable. All work in progress hereby agreed to be transferred (if any) is wholly re-chargeable to clients.

4.9.4	(in the case of completed goods) is capable of being sold in the ordinary and usual course of business in accordance with current price lists and without discount, rebate or allowance to a buyer.

4.9.5
complies fully, and will on sale in the ordinary and usual course of the Business comply fully, with all applicable laws, regulations, standards (including British and European Union Standards) and specifications agreed with Customers.

5	Contracts

Business Contracts

5.1	The Seller had and has the legal power and authority to enter into and perform the Business Contracts.

5.2	So far as the Seller is aware all the Business Contracts are in full force and effect and the Seller has complied with them in all material respects.

5.3
All the material terms of each of the material Business Contracts have been disclosed to the Buyer and none of the Business Contracts and no contract, agreement or arrangement (whether oral or documented) in relation to the Business or the Assets (whether or not disclosed):

5.3.1	was entered into otherwise than in the ordinary and usual course of business of the Business;

5.3.2	is not on an arm’s length basis.
5.4	None of the Business Contracts is the subject of any material claim, dispute or proceeding, whether actual, pending or threatened and of which the Seller has received written notice.

Customer Contracts

5.5
The Customer Contracts are the only contracts entered into prior to today’s date by or on behalf of the Seller with customers for the sale or hire of goods or equipment or provision of services by the Seller in connection with the Business which at today’s date remain to be performed in whole or in part by the Seller.

5.6	No more than 25% of the aggregate amount of all sales of the Business in the preceding 12 months were made to the same customer.

Leasing/Hire Agreements

5.7	The Leasing/Hire Agreements are the only leasing or hire agreements relating to the Business existing at today’s date.

Supplier Contracts

5.8
The Supplier Contracts are the only contracts, engagements and orders entered into prior to today’s date by or on behalf of the Seller for the supply or sale of goods or services in connection with the Business which at today’s date remain to be performed in whole or in part by the Seller.

5.9	No more than 25% of the aggregate amount of all purchases of the Business in the preceding 12 months were obtained from the same supplier.

Breach of Business Contracts and other arrangements

5.10	The Seller has not waived any rights or privileges under the Business Contracts.

5.11
The Seller is not in breach of any material obligation or restriction, agreement or arrangement (including without limitation the Business Contracts) which it has entered into for the purpose of, or which is used in the operation of, the Business and the Assets. So far as the Seller is aware no matter exists which might give rise to such breach.

5.12
So far as the Seller is aware no event has occurred, is subsisting which, with the giving of notice and/or lapse of time will, constitute or result in a default or the acceleration of any obligation of the Seller under any agreement or arrangement which it has entered into for the purpose of, or which is used in the operation of, the Business and Assets.

5.13
No threat or claim of default under any of the Business Contracts or any other agreement, instrument or arrangements to which the Seller is a party relating to the Business or the Assets has been made and is outstanding against the Seller and there is no circumstances whereby any of the Business Contracts or any such other agreement, instrument or arrangement may be terminated or rescinded by any other party or whereby the terms may be worsened as against the Seller or the Buyer or whereby the Business or the Assets may be prejudiced as a result of anything done or omitted or permitted to be done by the Seller.

6	Compliance

General

6.1
So far as the Seller is aware neither the Seller nor any of its officers, agents or employees (in the course of their employment with the Seller and where the Seller is liable for the relevant act or omission) has done or omitted to do any act or thing which is in contravention or breach of or the subject of enquiry, investigation or proceedings under the provisions of any Act, Order, Regulation or the like whether made in or pertaining to the United Kingdom giving rise to any material fine, penalty, default, proceedings or other such material liability in relation to the Business or any of the Assets.

6.2
So far as the Seller is aware (having received no notice of the same) all legislation and all orders, provisions, directions and conditions relating to the Assets or the conduct of the Business (including VAT) have been duly complied with in all material respects.

6.3
So far as the Seller is aware all necessary material licences, consents, permits, agreements, arrangements, norms and authorities (public and private) necessary to enable the Seller to carry on the Business effectively in the manner in which it is now carried on:

6.3.1	have been obtained;

6.3.2	are valid and subsisting; and

6.3.3	are detailed in the Disclosure Letter;
and the Seller is not in material breach of any of them.

6.4	In particular, the Seller warrants that the contract and licenses as provided or listed in Documents K2.002-K2.014, K2.016-K2.023 are fully valid and in force at the Completion Date.

Data Protection

6.5	For the purpose of this paragraph 6 the terms data subject, personal data, processing and data protection principles will have the same meanings as in the Data Protection Act 1998 (DPA 1998).

6.6	The Seller has complied in all material respects with the DPA 1998 in relation to the Business and in particular but without limitation:
6.6.1	the Seller has complied in all material respects with all the data protection principles;

6.6.2
the Seller has made a notification in respect of the Business in accordance with the DPA 1998, and the details given in such notification have been kept accurate and up to date, and the notification has not expired.

6.7	So far as it is aware, the Seller has not at any time in the 12 months immediately preceding the date of this Agreement received in writing:
6.7.1	any complaint from any data subject;

6.7.2	any compensation claim from any data subject in relation to its processing of personal data in relation to the Business;

6.7.3
any notice from the Office of the Information Commissioner (or any similar supervisory authority) in relation to the Business including but not limited to any information, special information, enforcement, deregistration or transfer prohibition notices.

Competition and Trade Regulation
6.7.4
So far as the Seller is aware the Seller, in relation to the Business, is not and has not been a party to or concerned in any agreement, practice or arrangement and has not engaged in any course of conduct or practice which in whole or in part:

6.7.5	contravened any of the provisions of the Restrictive Trade Practices Acts 1976 and 1977 or was or should have been registered under those or either of those Acts,

6.7.6	contravened any of the provisions of the Resale Prices Act 1976,

6.7.7	contravenes or has contravened the Trade Descriptions Acts 1968 and 1972,

6.7.8	contravenes or has contravened any of the provisions of the Competition Act 1998 or the Enterprise Act 2002;

6.7.9
it has not received any written notice informing it is the subject of any enquiry or investigation under the Fair Trading Act 1973, the Competition Act 1980, the Competition Act 1998, the Enterprise Act 2002 or under any competition or anti trust law anywhere in the world;

6.7.10
it has not received any written notice informing the Seller the Business infringes or has infringed any of the provisions of the European Communities Act 1972 or Articles 81 and/or 82 of the EC Treaty (or any regulations or directives made pursuant to the Treaty) or Articles 53 and/or 54 of the EEA Agreement;

6.7.11	infringes or has infringed any competition, anti-trust, anti-cartel or restrictive trade practices law, rule, regulation, order or the like anywhere in the world;

6.7.12
is or has been the subject of any measure, including any undertaking on the part of the Seller to, or any requirement or order of, the Restrictive Practices Court, the Director General of Fair Trading, the Office of Fair Trading, the Secretary of State for Trade and Industry, the European Commission, the Court of Justice of the European Communities or the Competition Appeal Tribunal or to any other competition or regulatory authority, tribunal or court anywhere in the world; or

6.7.13
is unenforceable or void (whether in whole or in part) or renders the Seller liable to civil, criminal or administrative proceedings by virtue of any competition or anti-trust legislation anywhere in the world.

6.8	The Seller, in relation to the Business:
6.8.1	has not given any undertaking or assurance (whether or not legally binding) to; and

6.8.2	has not received any request for information from
any regulatory authority under any competition, anti trust, or restrictive trade practice legislation, law, rule or regulation anywhere in the world.
6.9	The Seller, in relation to the Business is not and has not been a party to or concerned in any agreement or arrangement in respect of which:
6.9.1	an application under Article 81 and/or Article 82 of the EC Treaty for negative clearance or exemption has been made to the European Commission; and/or

6.9.2	an application under sections 13, 14, 21 or 22 of the Competition Act 1998 has been made to the Office of Fair Trading or any sectoral regulator.
6.10
So far as the Seller is aware no investigations, enquiries, reports or orders by or by reference to any regulatory authority under any competition, anti trust, or restrictive trade practice legislation, law, rule or regulation anywhere in the world have been made are pending or in existence:

6.10.1	in respect of the Seller, the Business or any of the Assets or in which the Business may be involved ; or

6.10.2	in respect of activities or behaviour in which the Business or the Seller (in respect of the Business) is or has been or is alleged to be or have been involved.
6.11
The Business is not and has not been in receipt of any aid which could be construed as falling within Article 87(1) of the EC treaty other than aid or any alteration to existing aid falling within Article 87(3) which has been duly notified to the European commission pursuant to Article 88(3), and the Seller is not aware of any investigation, complaint, action or negative decision in relation to the receipt or alleged receipt by the Business of any aid or alleged aid or any threatened such investigation , complaint, action or negative decision.

Restrictions on Business

6.12	The Seller, in relation to the Business, is not and has not been a party to any agreement, arrangement, understanding or practice restricting its freedom to:
6.12.1	supply and receive goods and services to and from such persons by such means and into or from such places as it may from time to time think fit; or

6.12.2	carry on the whole or any part of the Business or to use or exploit any of the Assets in any part of the world in such manner as it from time to time thinks fit.
7	Litigation and Insolvency

Defective Products and Services

7.1
So far as the Seller is aware there are no outstanding claims or circumstances that could give rise to a claim against the Seller in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance of equipment, non compliance with specifications or otherwise relating to liability for goods or services supplied or to be supplied by the Seller in relation to the Business and so far as the Seller is aware no such claims are threatened or anticipated. A list showing any such claims (or series of claims arising from the same fact, matter or circumstances) having a value of more than £2,000 which have been made against the Seller in the period from the preceding 12 months is attached to the Disclosure Letter.

7.2	During the period of the Seller’s ownership of the Business the Seller has not:-
7.2.1	instigated any product recall programme in respect of any of the Products; or
7.2.2
save as disclosed in the Disclosure Letter, accepted any liability or obligation to service, repair, maintain, take back or otherwise do or not do anything in respect of any goods or products or services that would apply to after the goods or products have been delivered by it or services provided.

7.3	The Seller has not received a prohibition notice, a notice to warn or a suspension notice under the Consumer Protection Act 1987 in relation to the Business.

Litigation

7.4	Details of all material customer claims, complaints or returns relating to the Business that have occurred during the 12 months preceding today’s date are set out in the Disclosure Letter.

7.5
Neither the Seller nor so far as the Seller is aware any person for whose acts or omissions it may be vicariously liable is engaged (whether as a claimant, defendant or otherwise) in or subject to any civil, administrative, criminal or arbitration proceedings in relation to the Business or the Assets or any of them and has not received notice informing the Seller it or any person for whose acts or omissions it may be vicariously liable is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body in relation to the Business or the Assets, and:

7.5.1	so far as the Seller is aware there are no such proceedings pending or threatened by or against the Seller or against any such person;

7.5.2	so far as the Seller is aware there are no facts or circumstances likely to give rise to any such proceedings;

7.5.3	there are no judgements and/or awards outstanding against the Seller which affect or might affect any of the Assets; or

7.5.4	there is no undertaking or assurance given to any court or governmental agency or injunction relating to the Business which is still in force.
Insolvency

7.6	No application has been made or notice given or other step taken by the Seller or its directors or any other person to appoint an administrator in respect of the Seller.

7.7
No request has been made by the Seller or its directors to any person for the appointment of an administrator, administrative receiver or receiver in respect of the Seller or the whole or any part of the Business or Assets.

7.8
No administrator, administrative receiver or receiver has been appointed in respect of the Seller or the Business or the Assets or any of them and no mortgagee has taken possession of the whole or any part of the Business or the Assets.

7.9
No order has been made or petition presented or application made or meeting convened or resolution passed for the winding up or bankruptcy or striking off or dissolution of the Seller or for any related interim order.

7.10
No composition in satisfaction of the debts of the Seller or scheme of arrangement of its affairs or compromise or arrangement between it and either or both of its creditors or members or any class of either or both of its creditors or members has been proposed, sanctioned or approved and no proceedings have been commenced in respect of the Seller under any law, regulation or procedure relating to the reconstruction or readjustment of debt.

7.11
No distress, charging order, third party debt order, execution or other process has been levied or applied for in respect of the whole or any part of the Business or the Assets and no action has been taken to repossess any of the Assets.

7.12
No event has occurred causing (and there are no circumstances likely to cause , or which upon intervention or notice by any third party may cause) any floating charge created by the Seller to crystallise over the Business or the Assets or any of them or any charge created by it to become enforceable over the Business or the Assets or any of them nor has any such crystallisation occurred nor is such enforcement in process.

7.13
The Seller is not insolvent, is not unable or deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or the insolvency legislation applicable to the Seller and the Seller has not stopped or threatened to stop paying its debts as they fall due.

7.14	No judgement is outstanding against the Seller and no demand has been served on the Seller under section 123(1)(a) of the Insolvency Act 1986.

7.15
No event has occurred or proceedings taken in respect of the Seller in any jurisdiction to which it is subject which has an effect equivalent or analogous to any of the events mentioned in paragraphs 7.6 to 7.14 (inclusive) above.

8	Employees

8.1
No person is employed or engaged in the Business (whether temporarily or permanently and whether under a contract of service or contract for services) other than the Employees and the Employees are all employed directly by the Seller and each of the Employees is employed wholly and mainly in the Business.

8.2	There are no employees employed or engaged in the Retained Business at the Property.

8.3
The Disclosure Letter contains copies of all service contracts and contracts for services and full particulars of the current terms of employment or engagement of all Employees and agents of the Business (including all information required by law to be included in particulars of terms of employment and all information relating to any collective agreements) and all of such particulars are true and accurate and complete in all respects.

8.4
The Seller has not offered any contract of employment or contract for services to any person (except to any of the Employees) and there is not now outstanding any contract of service or for services with any of the Employees or agents of the Business which is not determinable by the Seller at any time on one month’s notice or less without compensation (other than under the Employment Rights Act 1996) or any liability (other than for salary, wages, commission or pension) on the part of the Business to or for the benefit of any person who is an Employee or agent of the Business.

8.5
The Seller has not offered, promised or agreed for the future any variation in any contract of employment or any contract for services in respect of the Employees or any other person employed by the Seller in respect of whom liability may be deemed by TUPE to pass to the Buyer.

8.6
There are no enquiries or investigations existing, pending or threatened into the Seller or the Business by the Equal Opportunities Commission or the Commission for Racial Equality or the Disability Rights Commission other similar authorities.

8.7
There is no person other than an Employee who now has or may in the future have a right to return to work (whether for reasons connected with maternity leave or absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged in the Business or to any other compensation.

8.8
There are not in existence and the Seller has not proposed or is not proposing to introduce any bonus, profit sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which the Employees or any of them are or is or would be entitled to participate in the profits of the Business.

8.9
The Seller is not engaged or involved in any dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the Employees nor with any other person employed by the Seller in respect of whom liability is deemed to pass to the Buyer by virtue of TUPE, and so far as the Seller is aware there is no likelihood of any such dispute, claim or proceedings arising at any time.

8.10	There is no industrial action or dispute threatened or existing or anticipated in respect of or concerning any of the Employees.

8.11	The Seller has not recognised any trade union, works/staff councils or association of trade unions or any other organisation of employees in respect of the Employees or any of them.

8.12
There is no collective agreement or other agreement or arrangement (whether in writing, or by custom and practice) with any trade union, staff association, staff works council or other organisation of employees in relation to the Business and the Seller is not involved or likely to be involved in connection with the Business in any industrial or trade dispute or negotiation with any trade union or other organisation of employees nor any application for recognition pending before the Central Arbitration Committee under the Employment Relations Act 1999 nor any prior notice of such.

8.13	Within the period of one year ending on the date of this Agreement and in relation to the Employees, the Seller has not:
8.13.1
given notice of any redundancies to the relevant Secretary of State or started consultations with any trade union under Part IV TULRA or under TUPE nor has Seller failed to comply with any of its obligations under Part IV of that Act; or

8.13.2
been a party to any relevant transfer as defined in TUPE nor has the Seller failed to comply with any duty to inform and consult any trade union under TUPE and will not before Completion do any of such things.

9	Pensions

9.1
There are no agreements or arrangements for the payment to any person of or the contribution to any scheme for benefits on the retirement or death of any Employee or any dependant of any such person and no proposal to establish any such scheme or arrangement has been announced to the Employees other than the Seller’s Scheme.

9.2
As regards the Seller’s Scheme there are annexed to the Disclosure Letter a copy of the current Member’s Handbook and of any announcements to Members which have not yet been incorporated into the Handbook.

9.3	The names of the Employees who are members of the Seller’s Scheme are listed in the Disclosure Letter and no other Employees are members of the Seller’s Scheme.

9.4	The Seller’s Scheme is a registered scheme under section 153 Finance Act 2004.

9.5	The Seller’s Scheme is a contracted out scheme within the meaning of the Pension Schemes Act 1993.

9.6
So far as the Seller is aware there are no actions, proceedings or claims (other than routine claims for benefits) outstanding, by the Employees or any of them in respect of the Seller’s Scheme relating to any act, event, omission or other matter arising out of or in connection with the Seller’s Scheme.

9.7
No Employee has been excluded or prevented from membership of the Seller’s Scheme on the grounds of part-time employment, marital status or otherwise where such exclusion, prevention or restriction constitutes (or could reasonably constitute) discrimination in breach of Article 141 of the EU Treaty or any European directive.

10	Intellectual Property

10.1
Details of all registered Business Intellectual Property (including applications for such rights) are set out in Schedule 8 which are accurate in all material respects. All such Business Intellectual Property are used, enjoyed and exploited exclusively in connection with the Business.

10.2
The Business Intellectual Property constitutes all Intellectual Property required in order to carry out the Business as carried on at the Transfer Date. The Seller does not own or use in connection with the Business any Business Intellectual Property which has not been disclosed.

10.3
Save in respect of any Business Intellectual Property which is the subject of an IP Licence, or the subject of any licence, authorisation or permission (in any form whatsoever, whether express or implied, written or unwritten) from a member of the Seller’s Group or incorporated into any Customer Contract or Supplier Contract, the Seller is the sole legal and beneficial owner of all Business Intellectual Property and free from all Security Interests, licences and adverse rights of any description.

10.4	None of the Business Intellectual Property so disclosed is jointly owned by the Seller and any third party.

10.5	None of the Business Intellectual Property so disclosed is jointly used by the various businesses of the Seller.

10.6
The Business Intellectual Property owned by the Seller is valid and enforceable, in full force and effect and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. The Seller has not received written notice that it is:

10.6.1	subject to any claim, challenge disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights by a third party or competent authority; or

10.6.2	subject to an application for cancellation, revocation, amendment or licence of right or compulsory licence; or

10.6.3	being claimed or opposed by any other person.
10.7
So far as the Seller is aware there has been no infringement by any third party of any Business Intellectual Property, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the Business and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

10.8
All application, renewal and other official statutory and regulatory fees and all professional advisers fees payable in connection with any Business Intellectual Property owned by the Seller have been paid and reasonable steps have been taken to ensure the maintenance and protection of all such Business Intellectual Property.

10.9
Particulars of all material IP Licences are set out in the Disclosure Letter. So far as the Seller is aware the Seller is not in breach of any IP Licence. So far as the Seller is aware all such IP Licences are valid and enforceable, in full force and effect and will not terminate or be capable of termination by reason of the execution and performance of this Agreement.

10.10
So far as the Seller is aware none of the activities involved in the conduct of the Business, (save in relation to the Excluded Assets) infringe or have infringed any Intellectual Property or constitute or have constituted breach of confidence, passing off or actionable unfair competition in any jurisdiction. So far as the Seller is aware no such activities give or have given rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

10.11
The Seller is not, and has not within the year preceding the date of this Agreement, been party to or threatened with any legal proceedings relating to any Intellectual Property and the Seller is not aware of (and has not acquiesced in) any infringement of the Business Intellectual Property or any breach of confidence, passing off or actionable unfair competition in any jurisdiction in relation to the Business, (save in relation to the Excluded Assets).

10.12
The Seller has in its possession or control all Business Information (to the extent the same is confidential) used, enjoyed or exploited in the Business (or held with a view to such use, enjoyment or exploitation). Except insofar as it is in the public domain through no fault of the Seller or any member of the Seller’s Group, none of the same is known or accessible to any person except the Seller, or members of the Seller’s Group, the Seller’s employees and advisers, other than persons who have given the Seller confidentiality undertakings in respect thereof details of which are set out in the Disclosure Letter. The Seller is not aware without making any specific enquiries of any breach of such confidentiality obligations by any third party.

10.13
Save in the ordinary course of business or with its employees, the Seller has not entered into any confidentiality or other agreement, nor is subject to any duty, which restricts the free use or disclosure of such information as is referred to in paragraph 10.12 above.

10.14
There are no outstanding written claims against the Seller under any contract or under section 40, Patents Act 1977 for employee compensation in respect of any Business Intellectual Property owner by the Seller.

10.15	The Seller has not in the year prior to today’s date carried on the Business under any name other than its corporate name or Business Name.

11	Tax

11.1
The Seller has complied in all material respects with all statutory provisions, rules, regulations, orders and directions in relation to the Business concerning VAT, PAYE and National Insurance contributions including the making on time of accurate returns and payments and the proper maintenance and preservation of records, and the Seller has not been given any penalty, notice or warning regarding the same.

11.2
The Seller is not involved in any dispute with HM Revenue and Customs, the [Contributions Agency] or other appropriate fiscal authority whether in the United Kingdom or elsewhere concerning any matter affecting or likely to affect either the Business or any of the Assets to be transferred under this Agreement.

11.3	No circumstances exist whereby any power within section 212, Inheritance Tax Act 1984 could be exercised in relation to any of the Assets.

11.4	There is no HM Revenue & Customs charge over any of the Assets outstanding for unpaid inheritance tax as provided by sections 237 and 238, Inheritance Tax Act 1984.

11.5	In respect of the Business all returns and payments for the purposes of VAT referable to supplies made have been made.

11.6	None of the Assets is subject to the Value Added Tax Capital Goods Scheme provided for in Part XV of the Value Added Tax Regulations 1995 (SI 1995/2518).

11.7
All VAT payable on the importation of goods, and all excise duties payable to HM Revenue & Customs payable in respect of the Business Assets including the Stock, have been paid in full, and none of the Business Assets is liable to confiscation, forfeiture or distress.

11.8
None of the Assets is chargeable assets of a business which, if transferred to a body corporate treated as a member of a group under section 43, VATA as a going concern, would give rise to a liability on that body corporate or the representative member of the group of which that body corporate is a member under section 44, VATA.

11.9	In respect of any Assets which are plant and machinery for the purposes of Part II of the CAA and which are fixtures (as defined in section 173(1), CAA) at today’s date either:
11.9.1	no person has been or will have become entitled to allowances in respect of any expenditure incurred on the provision of the fixture or,

11.9.2	if any person has become so entitled that person has been, is or will be required to bring the disposal receipts in respect of the fixture into account under section 55, CAA; or

11.9.3	the Consideration will be apportioned for the purposes of CAA so as to attribute a sum equal to the Seller’s ‘notional written down value’ as described in section 197(2) CAA to the fixtures.
11.10
HM Revenue and Customs has not agreed to operate any special arrangement (being an arrangement which is not based on a strict application of the relevant legislation) in relation to the Business whether in respect of benefits provided to its officers or employees, the valuation of its stock, the depreciation of its assets or any administrative or other matter whatsoever.

11.11
All documents in the possession or under the control of the Seller which establish or are necessary to establish the title of the Seller to the Assets that need a stamp duty have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought in to the United Kingdom.

12	Health and Safety

Interpretation

12.1	In this paragraph 12:

Health and Safety Laws
all applicable primary and subordinate Legislation, Directives, Approved Codes of Practices including but without limitation the Fire Precautions Act 1971, The Health and Safety at Work etc Act 1974 and Regulations made pursuant to section 15 of the Health and Safety at Work Etc Act 1974 concerning the health and safety of those who work for the Business, whether as employees or otherwise, visit the Property or are in anyway affected by the activities of the Business or by persons working for the Business.

12.2
So far as the Seller is aware the Business complies with all material conditions, limitations, obligations, prohibitions and requirements contained in any Health and Safety Laws and so far as the Seller is aware there are no facts or circumstances which may lead to any breach of any Health and Safety Laws.

12.3
The Seller has not received any written prohibition or improvement notices from any enforcement body, including but without limitation the Health and Safety Executive and the relevant local authority, with regard to breaches of Health and Safety Laws or otherwise in respect of the Business.

12.4
In the last 12 months there have been no written claims (which remain outstanding), investigations, proceedings against or threatened against the Seller or any of its directors, officers or employees in respect of accidents, injuries, illness, disease or any other harm to the health and safety of employees, contractors or any other persons caused by breaches of Health and Safety Laws by the Seller in carrying on the Business and so far as the Seller is aware there are no facts or circumstances which may lead to any such claims, investigations or proceedings.

13	Property

13.1
In relation to the Property, the rents have been paid and in all material respects all covenants, restrictions, stipulations, obligations and undertakings have been performed and the last demand (or receipt for rent if issued) were unqualified and the Lease is valid and in full force and no notice of any breach has been received by either the Seller.

13.2	The Property is free from:
13.2.1	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rent, charge, lien or other right in the nature of security; and

13.2.2	any agreement for sale, estate contract, option, right of pre-emption or right of first refusal, and there is no agreement or commitment to give or create any of them.

13.3
The Property is not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges, and all outgoings have been paid when due and none are disputed.

13.4
The Seller has complied with all applicable statutory and bye-law requirements, and all regulations, rules and delegated legislation, relating to the Property and its current use, including without limitation all requirements under the Public Health Acts, the Occupiers Liability Act 1957, the Offices, Shops and Railway Premises Act 1963, the Occupiers Liability Act 1984, the Construction (Design and Management) Regulations 1994, the Disability Discrimination Act 1995, the Construction (Design and Management) Regulations 2007, and all regulations, rules and delegated legislation and the Vendor has maintained all necessary fire certificates and certificates in relation to electricity and gas.

14	The Property is in a condition that is fit for its current use.

15	There are no development works, redevelopment works or fitting-out works outstanding in respect of the Property.

16	The Property has not suffered from any:
16.1.1	flooding; or

16.1.2	subsidence; or

16.1.3	heave; or

16.1.4	landslip; or

16.1.5	mining activities; or

16.1.6	structural defects; or

16.1.7	defects in the drains and services from time to time serving the Property; or

16.1.8	dry rot, wet rot, rising damp or any infestation.
17	The Seller has not received any adverse report from any engineer, surveyor or other professional relating to the Property and is not aware of any predecessor in title having done so.

18
No notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to the Property, the current use of the Property or any machinery, plant or equipment in it, and the Seller is not aware of any matter which could lead to any such notice, complaint or requirement being issued or made.

19
There exists no dispute between the Seller and the owner or occupier of any other premises adjacent to or neighbouring the Property and the Seller does not expect, and is not aware of any circumstances that may give rise to, any such dispute after the date of this Agreement.

20	McMurdo Limited

20.1	The warranties set out in the McMurdo Ltd Sale and Purchase Agreement are hereby repeated.

21	Legal Opinion

21.1	The Legal Opinion of DC is true and accurate.

SCHEDULE 3
Seller Protection Provisions
1	Definitions

1.1	In this Schedule:

Claim	means any claim for breach of any of the Warranties;

Event	means any event, act, transaction, arrangement, default or omission including, without limitation, the receipt or accrual of any income or gains or of any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance including, without prejudice to the generality of the foregoing, the sale and purchase of the Business and the Assets pursuant to this Agreement;

Taxation Warranties	means the warranties contained in paragraph 11 of Schedule 2.
2	Remedies

2.1
Subject to clause 11.1.2 of this Agreement a breach of any of the Warranties will give rise only to an action by the Buyer for damages and will not entitle the Buyer to terminate, rescind or repudiate this Agreement.

2.2
Where the matter or default giving rise to a Claim is capable of remedy, that Claim will only entitle the Buyer to damages or other compensation to the extent that the relevant matter or default is not remedied to the reasonable satisfaction of the Buyer within 30 days after the date on which notice is served pursuant to paragraph 3 below.

3	Time

3.1
The Seller will have no liability for any Claim unless notice in writing of the Claim (giving reasonable particulars of the nature of the Claim and amount claimed together with an estimate of the liability) has been given to the Seller:

3.1.1	on or before the expiry of the seventh anniversary of Completion Date in respect of any Claim under the Taxation Warranties; or

3.1.2	on or before the expiry of the period of 18 months from the Completion Date in respect of any other Claim.
3.2
The Seller or the Buyer or OROLIA (if applicable) will have no liability for any indemnity claim pursuant to this Agreement or any of the Transaction Documents unless notice in writing of the indemnity claim (giving reasonable particulars of the nature of the indemnity claim and the amount claimed together with an estimate of the liability) has been given to the Seller (in respect of a claim by the Buyer or OROLIA) or the Buyer (in respect of a claim by the Seller):

3.2.1	on or before the expiry of the seventh anniversary of Completion in respect Date of any indemnity claim relating to Tax; or

3.2.2	on or before the expiry of third anniversary of Completion Date in respect of any other indemnity claim.
3.3
Any Claim of which notice has been given in accordance with paragraph 3.1 of this Schedule is deemed to have been withdrawn and fully barred and unenforceable on the expiry of six months commencing on the date on which the relevant notice of the Claim was given to the Seller, unless proceedings in respect of the Claim have already been issued and served on the Seller.

4	Amount

4.1
The Seller will have no liability whatsoever in respect of any individual Claim unless the amount that would otherwise be recoverable from the Seller in respect of that Claim (or series of Claims arising from the same fact, matter or circumstances) exceeds US$15,000 (excluding costs and interest).

4.2
The Seller will have no liability in respect of any individual Claim unless and until the amount that would otherwise be recoverable from the Seller in respect of that Claim, when aggregated with any other amounts so recoverable in respect of other Claims (excluding any amounts in respect of a Claim for which the Seller has no liability by virtue of paragraph 4.1) exceeds US$ 250,000 and in the event that the aggregate amount exceeds US$ 250,000 the Seller will be liable for the entire amount not only the excess over US$ 250,000.

4.3
The aggregate liability of the Seller for Claims and indemnity claims made against the Seller pursuant to this Agreement or any of the Transaction Documents shall under no circumstances exceed an amount equal to the Initial Consideration.

5	Reduction of Consideration

5.1	Any payment made by the Seller in respect of any Claim will be deemed to be a reduction in the Consideration.

6	Disclosure

6.1
The Seller will have no liability in respect of any Claim to the extent that the Event, fact or circumstance which might result in a Claim or a possible Claim is disclosed fairly and accurately in the Disclosure Letter or in this Agreement or in any agreement or arrangement otherwise entered into between the Seller and the Buyer.

7	Changes in the law

7.1
The Seller will have no liability whatsoever in respect of any Claim to the extent that the Claim would not have arisen but for the passing of or any change in after the date of this Agreement, any law, rule, regulation, interpretation of the law or administrative practice of any government, governmental department, agency or regulatory body or any increase in the rates of Taxation or any imposition of new Taxation in any such case not in force at the Completion Date.

8	Exclusion of certain Claims

8.1	The Buyer may not make any Claim against the Seller and the Seller will have no liability to the Buyer under this Agreement:
8.1.1	to the extent that the Claim arises or is increased out of:
(a)	any changes in accounting policy or practice of the Buyer introduced or having effect after Completion; or

(b)
any voluntary act or omission of the Buyer after Completion done or suffered outside the ordinary course of business and other than pursuant to a legally binding obligation entered into by the Seller before Completion or in order to comply with any legal requirement binding on the Buyer; or

(c)	any act, omission or transaction done, made or carried out by or on behalf of the Seller at the request; or
8.1.2	to the extent that the Claim arises because of:
(a)	any legislation not in force at today’s date or any change of law, judgment delivered or administrative practice having retrospective effect that comes into force after today’s date; or

(b)
that Claim relates to any liability which is contingent only until it becomes an actual liability, but this paragraph 8.1.2 will not operate to avoid a Claim made in respect of a contingent liability in accordance with paragraph 3 above.

9	Satisfaction by other persons/means

9.1
The Seller will have no liability for any Claim to the extent that any loss occasioned to the Buyer or to the Business is covered by a right to make recovery or claim indemnity or by a policy of insurance in force and payment is made under such indemnity or policy.

9.2	If at any time the Buyer becomes entitled to recover from some other person any sum in respect of any Claim then the Buyer will subject to a full indemnity from the Seller:-
9.2.1	undertake all reasonable steps necessary to enforce such recovery; and

9.2.2
promptly supply all information which relates to such recovery to the Seller including details of any steps taken to enforce such recovery and copies of all correspondence and documents relating to the same.

9.3	If the Buyer recovers from a third party an amount which is referable to an Event giving rise to the Claim then:
9.3.1	the sum recovered will be set-off against the Seller’s liability for that Claim

9.3.2	if amounts previously paid by the Seller in respect of the Claim is more than the sum recovered, the Buyer will immediately pay the Seller the sum recovered; and

9.3.3	if amounts previously paid by the Seller in respect of the Claim is less than or equal to the sum recovered the Buyer will immediately pay the Seller an amount equal to the amount paid by the Seller.

For the purposes of this paragraph 9.3 the “sum recovered” means an amount equal to the amount recovered from the third party plus any repayment supplement in respect of the amount recovered from the third party under section 825 ICTA plus any interest in respect of the amount recovered from the third party less all reasonable costs and expenses incurred by the Buyer in recovering the amount from the third party and any tax payable by the Buyer on any sum so recovered.

10	Procedure for claims

10.1	If the Buyer becomes aware of any matter which might give rise to a Claim, the following provisions will apply:-
10.1.1	the Buyer will as soon as reasonably practical give notice to the Seller of the Event and will consult with the Seller in respect of the Event;

10.1.2
the Buyer will provide to the Seller and to the Seller’s professional advisers reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the event and enabling the Seller to take such action as is referred to in paragraph 10.1.4;

10.1.3	the Seller (at its own expense) will be entitled to take copies of any documents or records and photograph any premises or assets as referred to in paragraph 10.1.2;

10.1.4	the Buyer will:-
(a)
take such action and institute such proceedings and give such information and assistance as the Seller may request to dispute, resist, appeal, compromise, defend, remedy or mitigate the Event or enforce against any person any rights of the Buyer in relation to the matter; and

(b)
in connection with any proceedings related to the Event use professional advisers nominated by the Seller and, if the Seller so requests, allow the Seller the exclusive conduct of the proceedings provided that such action will not in the Buyer’s reasonable opinion, be detrimental to the Business or its reputation and in each case on the basis that the Seller will indemnify the Buyer for all reasonable costs and expenses incurred as a result of any request or nomination by the Seller.

10.1.5	If the Seller and the Buyer agree on the amount to be paid in respect of the Claim, they will jointly instruct the Escrow Agent to pay to the Buyer the agreed amount.
10.1.6
If the Seller and the Buyer disagree on the amount to be paid in respect of the Claim, the matter will be settled according to clause 34 of this Agreement. The decision of the Court will be forwarded by either the Seller or the Buyer to the Escrow Agent and the Escrow Agent will take the appropriate measures.

11	Fraud, etc

11.1	The provisions of this Schedule 3 will not apply in the case of any fraud, wilful non-disclosure or misconduct by or on behalf of the Seller.

12	Mitigation

12.1	Nothing in this Agreement affects the duty at law of the Buyer to mitigate its loss.

SCHEDULE 4
The Employees
Attached

SCHEDULE 5
The Customer Contracts
Attached

SCHEDULE 6
The Supplier Contracts
Attached

SCHEDULE 7
Products
1	C1 SVDR Capsule

2	Smartfind E5 EPIRB Auto

3	Smartfind E5 EPIRB Manual

4	Smartfind G5 EPIRB Auto

5	Smartfind G5 EPIRB Manual

6	FastFind

7	FastFind Plus

8	FastFind Max

9	FastFind Max G

10	FastFind 200/201

11	FastFind 210/211

12	S4 SART

13	Programming pen

14	MOB Guardian (excluding IP associated with the RNLI Contract)

15	G4 EPIRB GPS Auto

16	G4 EPIRB GPS Manual

17	Precision EPIRB GPS Auto

18	Precision EPIRB GPS Manual

19	E3 EPIRB Auto

20	E3 EPIRB Manual

21	SOS EPIRB Auto

22	SOS EPIRB Manual

23	HRU Kit

24	A5 SmartFind EPIRB Manual

25	Smartfind S5AIS SART

26	R1

27	R2

28	SART Batteries

29	EPIRB Batteries

30	NAV 7

31	NAV Accessories

32	Davis

33	SEPIRB

34	PLB Batteries

35	AMS 639 Buoy

SCHEDULE 8
Registered Intellectual Property
Registered trade marks

		Application /
		Registration
Trade Mark	Jurisdiction	Number	Classes
FASTFIND	US	2934775	Class 9
SMARTFIND	US	3345623	Class 9
SMARTFIND	European Community	E4739256	Classes 9 & 41
McMURDO	European Community	E3250347	Classes 9, 13 & 41
Registered Patent
Patent number GB2334486
Full title: Release unit
Proprietor: Signature Industries Limited
Registered Domain Names
406mhz.co.uk
davisweather.co.uk
fastfindpersonallocatorbeacon.com
fastfindplb.com
mcmurdo.biz
mcmurdo.co.uk
mcmurdomarine.com

SCHEDULE 9
Part 1
Escrow Agreement
This Agreement is dated 2009
Parties
(2)	SIGNATURE INDUSTRIES Limited, a company registered in England (registered number 2800561) whose registered office is at Tom Cribb Road, Thamesmead, London SE28 0BH (the “Seller”);
(3)	MCMURDO LIMITED, a company registered in England (registered number 6952856 whose registered office is at Silver Point, Airport Service Road, Portsmouth PO3 5PB (the “Buyer” or “McMurdo Limited”);
(4)	Digital Angel Corporation, a company incorporated under the laws of the state of Delaware, whose registered office is 490 Villaume Avenue, South St, Paul MN 55075 -2433 USA (“DC”); and
(5)	OROLIA SA, a company incorporated under the laws of France, whose registered office is at 3 Avenue Du Canada, 91974 Les Ulis cedex, France (“OROLIA”).
Whereas
(A)
This agreement is supplemental to an Agreement dated 2 November 2009 made between the Seller, McMurdo Limited, OROLIA SA and Digital Angel Corporation (the Business Sale Agreement) whereby the Buyer agreed to purchase certain of the assets of the Seller.

(B)	Clause 3.2.2 and clause 8.1.5(i) of the Business Sale Agreement provides that on Completion the Seller and the Buyer shall establish an Escrow Agreement in respect of the Retention.
(C)	The Parties hereto wish to set out the terms and conditions of the establishment, maintenance and operation of the Escrow Agreement.
It is agreed as follows
1.	In this Agreement, save as otherwise defined or as the context may require, words and expressions in the Business Sale Agreement shall have the same meaning in this Agreement.
1 Retention Account
1.1	On Completion:
(a)	OROLIA shall transfer the Retention into the Escrow Account pursuant to clause 8.1. 5(i) of the Business Sale Agreement by electronic means;

(b)	the Seller and the Buyer shall jointly sign and deliver the Instruction Letter to the Solicitors.
1.2	Each of the Buyer and the Seller undertake to each other to hold the Retention on trust for each other in accordance with the terms of this Schedule 9.
1.3 The following provisions shall apply in respect of the Escrow Account:
(a)	all interest earned in respect of the Retention shall be credited to the Escrow Account;

(b)	no other credit shall be made to the Escrow Account without the written consent of the Solicitors;

(c)	no withdrawal shall be made from the Escrow Account except in accordance with the Instruction Letter or as may otherwise be ordered by a court of competent jurisdiction;

(d)	neither the Buyer nor the Seller shall have any entitlement to interest until payment of the principal to which it relates.
2 Relevant Claims
2.1
After the Transfer Date, the Buyer shall notify the Seller monthly in writing all the Relevant Claims having arisen during the prior month. If there is a Due Amount in respect of a Relevant Claim, the Seller and the Buyer shall, unless such Due Amount in respect of a Relevant Claim has been paid to the Buyer for the Relevant Claim(s) in full, instruct the Escrow Agents to pay the Buyer the Due Amount in respect of the Relevant Claim(s) out of the Escrow Account together with interest (less tax if deduction of tax is required) earned on that sum in the Escrow Account from the Transfer Date to the date of actual payment in accordance with this clause and for the avoidance of doubt and without prejudice to clause 2.5 the Due Amount in respect of the Relevant Claim(s) to be paid out of the Escrow Account shall not in any circumstance exceed the General Retention.

2.2
If any Relevant Claim has been notified in writing by the Buyer to the Seller on or before the Anniversary Date but is not settled as defined at clause 2.6 (“Settled”) on or prior to the Anniversary Date, the Buyer shall be entitled to retain from the Retention such amount as is equal to the amount of the estimated liability of the Relevant Claim(s) (as determined by the Buyer acting in good faith).

2.3
In the event of a dispute as to the amount of the estimated liability of the Relevant Claim(s) under clause 2.2, the Seller shall notify the Buyer in writing of such dispute (giving reasonable particulars and supporting evidence of its valuation) and the Buyer and the Seller shall acting reasonably attempt to resolve their dispute within 10 Business Days of the receipt of such notice. If the dispute cannot be resolved amicably through ordinary negotiations by appropriate representatives of the Seller and the Buyer, the matter will be referred in writing by either the Seller or the Buyer to the Chief Executive Officers (or their equivalent) of OROLIA and DC. The Chief Executive Officers will meet in order to attempt to resolve the matter by negotiation, within 10 Business Days of them being notified in writing. The Chief Executive Officers will notify in writing both the Buyer and the Seller of the result of their negotiations (Chief Officers’ Notice).

2.4
If the Chief Officers’ Notice sets out that the meeting referred to in clause 2.3 failed to resolve the issue, either the Seller or the Buyer, on giving written notice to the other, may declare that they are in dispute in which case the provisions of clause 2.6 will apply. If the Chief Officers’ Notice set outs that the meeting successfully resolved the issue, then the Seller or the Buyer shall comply with the terms of the arrangements set out in the Chief Officers’ Notice and proceed to clause 2.5.

2.5 Without prejudice to clause 2.8, and subject to as otherwise provided by this clause 2.5:
(a)	if no Relevant Claim has been notified in writing by the Buyer to the Seller under this Agreement by the Anniversary Date; or

(b)	a settlement of all outstanding Relevant Claims notified in accordance with clauses 2.1 to 2.4 has been made; or

(c)	a retention in respect of any outstanding Relevant Claim in accordance with clause 2.2 above has been made;
the Seller and the Buyer shall, promptly (but in any event by no later than 5 Business Days following the Anniversary Date, the resolution of the dispute pursuant to clauses 2.3 and 2.4 or settlement of all outstanding Relevant Claims pursuant to clause 2.6 (as appropriate)) instruct the Escrow Agents to pay the balance standing to the credit of the Escrow Account (together with any interest which has accrued on the amount so paid less any applicable bank charges) to the Seller.

2.6	For the purposes of this clause 2 a Relevant Claim shall be deemed Settled if:-
(a)	the Seller and the Buyer so agree in writing having followed if required the procedure set out in clauses 2.3 and 2.4 ; or

(b)
failing such resolution of their dispute pursuant to clauses 2.3 and 2.4, the Relevant Claim has been determined by a court or tribunal of competent jurisdiction from which there is no right of appeal or from whose judgment the Buyer or the Seller (as the case may be) is debarred by passage of time or otherwise from making an appeal.

2.7
The General Retention shall not be regarded as imposing any limit on the amount of any Relevant Claims under this Agreement or under any other Transaction Documents. If any part of the Relevant Claim is not satisfied in full out of the Retention, the balance shall remain fully enforceable against the Seller.

2.8
The General Retention shall not be released at the Anniversary Date if there are still any unpaid but due sums for services rendered by the Buyer or OROLIA SA under the Business Sale Agreement or the Transitional Services Agreement or if pursuant to clause 16.5 of the Business Sale Agreement, the Due Creditors remain unpaid. In such circumstances and without prejudice to the Buyer’s rights and remedies under the Business Sale Agreement or at law, the Buyer shall on notice to the Escrow Agents be entitled to set off such unpaid sums against the General Retention.

3 Insolvency
3.1
On the occurrence of an Insolvency Event in respect of either the Buyer or the Seller the Buyer or the Seller (as the case may be) shall be deemed to have assigned all of its rights under this Schedule 9 to OROLIA or DC (as appropriate) and (as appropriate)

3.1.1	DC shall perform and discharge all obligations of the Seller in the manner prescribed in this Agreement and the Business Sale Agreement;

3.1.2	OROLIA shall perform and discharge all obligations of the Buyer in the manner prescribed in this Agreement and the Business Sale Agreement.
3.2	On the occurrence of an Insolvency Event in respect of either the Buyer or the Seller, the Buyer or the Seller shall notify all the parties to this Agreement and the Escrow Agents.
3.3
Nothing in this Agreement shall prejudice the Buyer’s remedies under this Agreement, the Business Sale Agreement or any Transaction Document or at law. If any part of the Relevant Claim (subject always to clause 3.8) is not satisfied in full out of the Retention, the balance shall remain fully enforceable against the Seller; and nothing in this Escrow Agreement shall prejudice, limit or otherwise affect any right, including the right to make any claim, or remedy which the Buyer may have from time to time against the Seller or DC either under this Agreement or under any other Transaction Document.

In witness whereof this Agreement has been executed as a Deed on the date stated at the beginning of this Agreement.

Executed by as a Deed by Signature Industries Limited acting by or if by one	/s/ Parke Hess Director
director in the presence of:
Witness	Director/Secretary
Name — Geraldine Fabre
Address — 14 New Street, London
EC2M 4HE

Executed by as a Deed by McMurdo Limited acting by or if by one director	/s/ Jean Yves Courtois Director
in the presence of: Witness	/s/ Christophe Francois Deputy CEO
Name
Address

Executed by as a Deed by Digital Angel Corporation acting by or if by one	/s/ Parke Hess Authorised Signatory
director in the presence of:
Witness	Authorised Signatory
Name — Geraldine Fabre
Address — 14 New Street, London
EC2M 4HE

Executed by as a Deed by OROLIA SA acting by	/s/ Jean Yves Courtois Director

/s/ Christophe Francois Deputy CEO

Part 2
Instruction Letter
Pritchard Englefield Solicitors
New Street
London
EC2M 4EH
Kimbells LLP
Power House
Harrison Close
Milton Keynes
MK5 8PA
2009
Dear Sirs
1	Purpose
This is the Escrow Letter referred to in the Escrow Agreement and sets out the terms on which you have agreed to act as our Escrow Agents in relation to the Escrow Account.
2	Interpretation

The terms defined in the Escrow Agreement shall have the same meaning when used in this letter.
3	Deposit

We jointly and irrevocably instruct you to:
3.1.1
open immediately a separately designated interest-bearing instant access deposit account with the Escrow Bank in your joint names on the terms and conditions of the Bank’s Mandate Letters or using the Request Letter attached to this letter; and

3.1.2
subject to receipt by the Escrow Bank from the Buyer of the Retention in accordance with the Business Sale Agreement, to invest the Retention in the Escrow Account unless we jointly instruct you otherwise in writing

3.1.3	hold the Retention to the credit of the Escrow Account to our joint order (less any amount debited by the Escrow Bank in respect of its fees and charges).
4	Interest

All interest that accrues from time to time in respect of the Retention shall be added to the Retention and shall be deemed to form part of it for the purposes of this letter.
5	Operation Of The Escrow Account

5.1
You agree to hold the Retention as escrow agents on our behalf and to accept payments in, make payments from, and otherwise operate the Escrow Account in accordance with our joint written instructions given in accordance with this letter until the Anniversary Date or until settlement of all Relevant Claims in accordance with Schedule 9 (as the case may be).

5.2
The Retention (or any amount left of the Retention following a Relevant Claim) shall be retained by you in the Escrow Account until you receive instructions given by us pursuant to this letter, whether for the purpose of making payments from the Escrow Account or otherwise, shall be given jointly by us to both of you in writing and signed by us, or on our behalf, by the signatories whose names and specimen signatures are set out in the Schedule.

5.3
In making any payment out of the Escrow Account, you may withhold or deduct any sum which you are obliged by law to so withhold or deduct (whether in respect of liability to taxation or otherwise). We hereby authorise you to pay all bank charges, taxation and other liabilities referable to the operation of the Escrow Account. We undertake to indemnify each of you, and to keep you fully and effectively indemnified against all such charges, taxation and liabilities referable to the operation of the Escrow Account.

5.4	Any payment from the Escrow Account shall be made by you as soon as is reasonably practicable, and in any event no later than 10 Business Days, after receiving the relevant instructions.
5.5
You may (without checking the authority of such signatory) rely on and shall be protected in acting or refraining from acting in accordance with any written notice, instruction or request furnished to by the Buyer and the Seller.

5.6
Any instructions from us may consist of separate documents in the same form, each signed by or on behalf of the Seller and the Purchaser or following any assignment as envisaged by clause 4 of the Escrow Agreement their Guarantors where appropriate.

6	Liability Of The Escrow Agents
6.1
Each of you undertakes to perform only such duties as are specifically set out in this letter. In connection with such duties, neither of you shall be liable for any loss, damages, charge, costs or expenses occurring as a result of any mistake of fact, error of judgment or act, mistake or omission by you of any kind in connection with the operation or failure or delay in the operation of the Escrow Agreement unless caused by wilful misconduct or gross negligence, and you shall both be entitled to rely on any written notice, instrument or signature believed by you to be genuine and believed to have been signed or presented by the proper party or parties duly authorised to do so.

6.2	Your obligations and duties as joint holders of the Escrow Account are several and will be fully discharged by giving the Escrow Bank instructions in accordance with this letter.
6.3
We jointly and severally agree to indemnify each of you and hold you both harmless against any and all actions, proceedings, claims, demands liabilities (including, without limitation, the Escrow Bank’s charges incurred in operating the Escrow Account), costs and expenses which either of you may suffer or incur in connection with the performance of your obligations under this letter, except for liabilities incurred by either of you resulting from your wilful misconduct or gross negligence.

7	Miscellaneous
7.1
This letter is binding on, shall continue for the benefit of and be enforceable by, your and our respective successors and assigns. The provisions of this letter shall apply to and ensure for the benefit of the partners for the time being of each of the firms respectively to whom it is addressed and to the partners of any firm resulting from any reconstitution of either firm and reference to “partners” or “firms” shall include reference to such partners or firms.

7.2	No amendment to this letter shall be effective unless made in writing and signed by, or on behalf of, you and us (or the relevant Guarantor of either the Seller or the Buyer).
7.3	This letter may be executed in several counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same instrument.
7.4 We declare that the instructions given in this letter are irrevocable.
7.5
This letter and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes and claims) are governed by and construed in accordance with the law of England.

7.6
The courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

Please confirm that you agree to accept our instructions and to act as our escrow agents on the terms set out in this letter by signing and returning the duplicate copies of this letter enclosed.
Yours faithfully

On behalf of the Buyer
Yours faithfully

On behalf of the Seller

REQUEST LETTER
To: [ESCROW BANK]
Date
We, the undersigned, have this day request you to open a separately designated interest-bearing instant access deposit account such account to be designated [     ] subject to the following conditions:-
1.	Interest is to be credited to the account gross.
2.
Withdrawals at any time or times from that deposit account are to be made in accordance with written instructions addressed to you, provided that they are signed on behalf of each of us by one of the authorized signatories listed below.

3.	You are entitled to deduct your reasonable and proper charges from the amount for the time being standing to the credit of the deposit account.
4.
This authority shall remain in force until revoked notwithstanding any change in the constitution or name of the Firms and shall apply notwithstanding any change in the membership of the Firms by death, bankruptcy, retirement or otherwise, or the admission of new partner or partners.

5.
Statement shall be supplied monthly to each of Pritchard Englefield Solicitors and Kimbells LLP (for the attention of Geraldine Fabre and Anthony Harris at Pritchard Englefield Solicitors and Jonathan Hambleton at Kimbells LLP.

List of Authorised Signatories

NAME	OFFICE HELD	SIGNATURE
Anthony Harris	Partner
David Glass	Partner
Bryan Bletso	Partner
Geraldine Fabre	Partner
For Pritchard Englefield Solicitors

Jonathan Hambleton	Partner

For Kimbells LLP

SCHEDULE 10
The Plant

SCHEDULE 11
Leasing/Hire Agreements
Part 1: Vehicle Leases
1	Automotive Leasing Agreements
(a)	Automotive Leasing — Car Registration AP06 PZL dated 1 August 2006

(b)	Fleethire Contract — Car Registration MT57 CMU dated 8 January 2008

(c)	Honda Finance — Car Registration EX57 VCP confirmation dated 3 August 2007

(d)	Arval Contract — Car Registration FY57 GVX dated 12 August 2007

(e)	Audi Finance — Car Registration GK08 UNE undated

(f)	Godfrey Davis Contract — Car Registration SL08 ENP undated

(g)	RCI Finance — Car Registration YE58 JCZ dated 4 December 2008

(h)	Fleethire Contract — Car Registration BN08 JYT start date 12 March 2008
Part 2: Other Leases
2	Hire Agreement between Canotec Ltd and McMurdo Ltd regarding Canon copiers dated 9 November 2004
3	Hire Agreement for franking machine between Vendor and Pitney Bowes dated 26 December 2007

SCHEDULE 12
Part (1)
Completion Statement
Instructions

1	Immediately prior to (and in any event 7 days before Completion) the Seller will prepare the Completion Statement.
Content

2	Paragraphs 3 to 7 of this Part of this Schedule apply to the content of the Completion Statement.
3	The Completion Statement will consist of the statement of the Initial Stock Value and the Actual Stock Value.
4	Subject to paragraph 5 of Part 1 of this Schedule which will take priority over the general requirements of this paragraph 4 the Buyer will prepare the Completion Statement on the following basis:
4.1
so far as relevant in ascertaining the matters which are to be stated in it, under the historical cost convention, in accordance with accounting principles and practices generally accepted in the UK in accordance with Companies Act 2006 as it applies to statutory accounts and all applicable statements of standard accounting practices;

4.2	in accordance with the accounting policies and practices used in the preparation of the Accounts.
Accounting policies

5	In preparing the Completion Statement:
5.1	Stock will be determined in accordance with paragraph 6 of this Part of this Schedule.
Stock valuation

6	For the purposes of the preparation of the Completion Statement, the value of Stock will be ascertained as follows:
6.1	the Seller, OROLIA and the Buyer will cause a stocktaking of all the Stock to be made seven days before the Completion Date;

6.2
unless otherwise agreed by the Seller and the Buyer, this stocktaking will consist of a reconciliation of the relevant books and records (including stock adjustments for obsolete and quarantine, reworked and to be reworked, stock, stock provisions, and any other adjustments and/or provisions) with a physical check of the amount, quality and condition of all Stock situated at the Property at the Completion Date and an inspection of the relevant books and records and contractual documentation of the Business for all Stock not so situated;

6.3
the stocktaking will also consist of a verification of the values attributed to the top 50 items of Stock by value included in relevant books and records (including stock adjustments for obsolete and quarantine, reworked and to be reworked stock, stock provisions, and any other adjustments and/or provisions);

6.4
any items of damaged, obsolete, slow moving, unsaleable, unusable, reworked, to be reworked, in quarantine or unmarketable Stock or work in progress shall have no value and Stock more than 12 months old shall be regarded as obsolete and have no value;

6.5	for the avoidance of doubt Chemring Stock shall be disregarded as shall any Stock or work in progress relating to the MOB Guardian contract;

6.6	any Stock which comprises of finished products or parts in relation to the support of obsolete products previously supplied to any customer shall be disregarded;

6.7
when this stocktaking has been completed and valued in accordance with paragraph 6 of this Schedule and such value shall be included in the Completion Statement provided always that if the verification referred to in paragraph 6.3 above reveals factual errors, such errors shall be corrected in the valuation of Stock for the purposes of the Actual Stock Value;

6.8	the value of the Stock shall be determined in pounds sterling (£) and then converted into US Dollars (US$) and the amount shall be paid in US dollars (US$).
Format

7	The Completion Statement and shall be set out in the form of the pro forma Completion Statement which is at Part 2 of this Schedule.

Preparation
8
The Completion Statement will be delivered to OROLIA by the Seller prior to Completion and, in any event, not later than 30 Business Days after Completion. Before delivery, OROLIA and the Seller will so far as practicable consult with each other with a view to reducing the potential areas of future disagreement.

9
In order to enable OROLIA and the Seller to review the Completion Statement, the Buyer and the Seller will keep up to date and make available to the other, its books and records relating to the Business and the stock take during normal office hours and co-operate with them with regard to the preparation and review of the Completion Statement.

10
If OROLIA does not within 5 Business days of receiving the Completion Statement give written notice to the Seller that it disagrees with the Completion Statement or any item in them, this notice stating the reasons for the disagreement in reasonable detail, (Objection Notice), the Completion Statement will be final and binding on the Parties. If OROLIA gives a valid Objection Notice within the 5 Business Day period, OROLIA and the Seller will attempt in good faith to reach agreement in respect of it and, if they are unable to do so before the Long Stop Date the parties shall proceed to Completion and an adjustment of the Purchase Price shall only made when the Completion Statement is agreed or determined in accordance with the provisions below.

11
In the event OROLIA and the Seller are unable to agree the Completion Statement, either such Party may refer the matter to an independent accountant to be agreed by such Parties or, failing agreement within 5 Business Days, to be appointed by the President of the Institute of Chartered Accountants in England and Wales (Independent Accountants) at the instance of whichever such Party first applies to him.

12
The Independent Accountants will act as experts and not as an arbitrators and will determine which, if any, adjustments proposed in the Objection Notice (or what lesser adjustments in respect of the matter giving rise to the adjustments proposed in the Objection Notice) should be made to the Completion Statement so that they comply with this Schedule. Any determination made by the Independent Accountants will be final and binding on the Parties (in the absence of manifest error).

13	The costs of the Independent Accountants will be borne as the Independent Accountants determine and if the Independent Accountants do not make a determination, then equally.
14	The adjustments agreed by OROLIA and Seller or determined by the Independent Accountants (as appropriate) will be deemed to form part of the Completion Statement.
15	OROLIA and Seller will co-operate with the Independent Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement.

16
Nothing in paragraph 17 will entitle OROLIA or the Seller or the Independent Accountants access to any information or a document which is protected by legal professional privilege, or which has been prepared by the other Party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

17	Subject to paragraph 16, the Parties are not entitled to refuse to supply that part or parts of any document which contain only the facts on which the relevant claim or argument is based.
18
Each Party and the Independent Accountants will, and will ensure that its Accountants and other advisers will, keep all information and documents provided to them under paragraphs 8 to 17 confidential and will not use the same for any purpose, except for disclosure or use in connection with the preparation of the Completion Statement.

Part (2)
Pro Forma Completion Statement

Initial Stock Value		£1,300,000

Actual Stock Value	£

Difference between the Initial Stock Value and the Actual Stock Value due to the Seller or OROLIA (as the case may be)	£

SCHEDULE 13
Licence to Occupy

SCHEDULE 14
McMurdo Ltd Sale and Purchase Agreement

Executed by as a Deed by
Signature Industries Limited acting by or if by one	Director
director in the presence of:
Witness	Director/Secretary
Name
Address

Executed by as a Deed by
McMurdo Limited acting by or if by one director in the	Director
presence of:
Witness	Director/Secretary
Name
Address

Executed by as a Deed by
Digital Angel Corporation acting by	Authorised Signatory

Authorised Signatory

Executed by as a Deed by
OROLIA SA acting by	Jean-Yves COURTOIS, Chairman and CEO
Authorised Signatory

Christophe Francois, Deputy CEO